Filed Pursuant to Rule 424(b)(2)
Registration Statement
No. 333-151351
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JUNE 20, 2008
República Oriental del Uruguay
Invites the Owners of
Each Series of Bonds listed on the inside front cover
(collectively, the “Eligible Bonds”)
to submit offers to
exchange Eligible Bonds
for
U.S. Dollar 7.625% Bonds due 2036 (the “New 2036 Global Bonds”)
Each offer to exchange any series of Eligible Bonds is made as a separate, independent offer.
Uruguay reserves the right, in its sole discretion, not to accept tenders of one or more series of
Eligible Bonds. The aggregate outstanding principal amount of all Eligible Bonds is equivalent to approximately U.S.$802.2 million.

This prospectus supplement and the accompanying prospectus are together referred to as the “Invitation Materials.”
Transactions contemplated by the Invitation Materials are referred to as the “Invitation.”

Offers must be submitted through a direct participant in DTC, Euroclear or Clearstream, Luxembourg. Eligible Bonds tendered pursuant to the Invitation may only be withdrawn in accordance with the procedures specified under “Terms of the Invitation—Irrevocability; Withdrawal Rights,” prior to the Expiration Date (as defined below), but not thereafter. Uruguay is making the Invitation only in those jurisdictions where it is legal to do so.
The aggregate principal amount of the New 2036 Global Bonds to be issued by Uruguay will depend on (a) the level of participation in the Invitation and in the exchange offers launched concurrently by Uruguay in Uruguay and elsewhere outside the United States (together, the “concurrent exchange offers”), (b) the exercise by Uruguay of its right not to accept tenders of one or more series of any Eligible Bonds tendered in the Invitation and the concurrent exchange offers and (c) the aggregate principal amount of tenders accepted pursuant to the Invitation and pursuant to the concurrent exchange offers. The New 2036 Global Bonds to be issued in exchange for Eligible Bonds will be consolidated, form a single series and be fully fungible with Uruguay’s outstanding U.S.$1,285,667,105 7.625% Bonds due 2036 (CUSIP No. 760942AS1, ISIN US760942AS16, Common Code 024873811) and any 7.625% Bonds due 2036 (CUSIP No. 760942AS1, ISIN US760942AS16, Common Code 024873811) issued in the concurrent exchange offers.
The New 2036 Global Bonds will be issued pursuant to the trust indenture described in the accompanying prospectus, which contains collective action clauses with provisions regarding future modifications to the terms of the debt securities issued under that indenture that differ from those applicable to the Eligible Bonds. Under those provisions, which are described beginning on page 8 of the prospectus and page S-23 of this prospectus supplement, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of debt securities issued under the indenture with the consent of the holders of 85% of the aggregate principal amount outstanding of all affected series and 66 2/3% in aggregate principal amount outstanding of each affected series.

This prospectus supplement is not a prospectus within the meaning of the Prospectus Directive 2003/71/EC (the “Prospectus Directive”). However, application will be made to admit the New 2036 Global Bonds to the Official List of the United Kingdom Listing Authority (the “UKLA”) and to admit the New 2036 Global Bonds to trading on the regulated market of the London Stock Exchange.
Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Until 40 days after the settlement date, all dealers effecting transactions in the New 2036 Global Bonds in the United States, whether or not participating in the Invitation, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus, as they may have been supplemented.
Any questions concerning the Invitation or requests for additional copies of this prospectus supplement or the accompanying prospectus, which may be obtained free of charge, may be directed to Citigroup Global Markets Inc. (the “Dealer Manager”) at the telephone number or address provided on the back cover of this prospectus supplement.
THE INVITATION WILL EXPIRE AT OR AROUND 5:00 P.M., NEW YORK CITY TIME, ON JUNE 26, 2008,
UNLESS EXTENDED OR EARLIER TERMINATED BY URUGUAY IN ITS SOLE DISCRETION
(THE “EXPIRATION DATE”).

The Dealer Manager for the Invitation is:
Citi
June 24, 2008

CHARACTERISTICS OF THE ELIGIBLE BONDS
Qualified eligible holders of Eligible Bonds may submit offers to exchange Eligible Bonds for New 2036 Global Bonds. The aggregate principal amount of Eligible Bonds offered by a qualified eligible holder in the Exchange Offer (as defined below) for the New 2036 Global Bonds cannot be less than U.S.$100,000 or €100,000, as applicable. If you are a cash eligible holder (as defined below), you may submit an offer to exchange less than $100,000 or €100,000 aggregate principal amount of Eligible Bonds, as applicable, in which case you will only receive, on the settlement date, the Cash Equivalent Amount (as defined below).
ISIN, CUSIP and Common Code numbers for the Eligible Bonds, as well as reference rates and fixed spreads to be used in determining the Purchase Price of the Eligible Bonds, are specified in the table below.

					Bloomberg
			Common		Reference	Fixed	Minimum	Amount
Eligible Bonds	ISIN	CUSIP	Code	Reference Rate	Page	Spread (%)	Denomination	Outstanding
EUR Bonds
7.000% Bonds due 2011	XS0131127036	—	013112703	EUR Swap Rate*	IRSB19	0.40	1,000.00	EUR43,300,000
7.000% Bonds due 2012	XS0167136786	—	016713678	EUR Swap Rate*	IRSB19	0.40	1.00	EUR41,400,000
USD Bonds
7.875% Bonds due 2008	US917288AL60	917288AL6	016713546	4 Month USD LIBOR	BBAM1	0.25	1.00	US$47,530,000
7.875% Bonds due 2009	US917288AK87	917288AK8	014560149	9 Month USD LIBOR	BBAM1	0.33	1,000.00	US$1,270,000
7.250% Bonds due 2009	US760942AH50	760942AH5	009734074	10 Month USD LIBOR	BBAM1	0.35	1,000.00	US$4,290,000
8.750% Bonds due 2010	US760942AJ17	760942AJ1	011313868	USD Swap Rate*	IRSB18	0.35	1,000.00	US$1,950,000
7.250% Bonds due 2011	US917288AY81	917288AY8	016713791	USD Swap Rate*	IRSB18	0.40	1.00	US$103,410,000
8.375% Bonds due 2011	US917288AP74	917288AP7	016713651	USD Swap Rate*	IRSB18	0.42	1.00	US$29,980,000
7.625% Bonds due 2012	US917288AJ15	917288AJ1	013930473	USD Swap Rate*	IRSB18	0.45	1,000.00	US$1,960,000
7.000% Bonds due 2013	US917288AS14	917288AS1	016713694	USD Swap Rate*	IRSB18	0.70	1.00	US$39,500,000
7.875% Bonds due 2014	US917288AT96	917288AT9	016713716	USD Swap Rate*	IRSB18	0.75	1.00	US$6,800,000
7.250% Bonds due 2014	US917288AU69	917288AU6	016713724	USD Swap Rate*	IRSB18	0.75	1.00	US$17,800,000
7.500% Bonds due 2015	US917288AZ56	917288AZ5	016713805	USD Swap Rate*	IRSB18	0.75	1.00	US$392,400,000
8.750% Bonds due 2015	US917288AV43	917288AV4	016713732	USD Swap Rate*	IRSB18	0.75	1.00	US$24,100,000
_______________
* Interpolated
As used in the Invitation Materials, “EUR” means the euro currency and “USD” means the U.S. dollar currency.

i

Prospectus Supplement
Prospectus

INTRODUCTION
This Prospectus Supplement, dated June 24, 2008, together with the Republic of Uruguay’s accompanying prospectus, dated June 20, 2008, setting forth in general terms the conditions of the securities of the Republic of Uruguay issued under the trust indenture under which the New 2036 Global Bonds offered in the Invitation will be issued incorporates by reference the information included in the 2007 Annual Report (as defined below) and Amendment No. 1 on Form 18-K/A to the 2007 Annual Report. When you make your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Uruguay has not authorized anyone to provide you with information that is different. This Prospectus Supplement may only be used where it is legal to offer and sell these securities. The information in this Prospectus Supplement may only be accurate as of the date hereof.
Uruguay accepts responsibility for the information contained or incorporated by reference in this Prospectus Supplement and holds the opinions and intentions expressed in this Prospectus Supplement. To the best of the knowledge and belief of Uruguay (which has taken all reasonable care to ensure that such is the case), the information contained or incorporated by reference in this Prospectus Supplement is in accordance with the facts and does not omit anything likely to affect the import of the information.
Uruguay is furnishing this Prospectus Supplement to you solely for use in the context of Uruguay’s Invitation to exchange Eligible Bonds for New 2036 Global Bonds.
The New 2036 Global Bonds that Uruguay issues to holders of Eligible Bonds that are U.S. Persons are being offered under Uruguay’s registration statement (file no. 333-151351) (the “Registration Statement”) initially filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (the “Securities Act”) on June 2, 2008. The accompanying prospectus is part of that Registration Statement, which became effective on June 23, 2008. This prospectus supplement contains specific information about the terms of the Invitation and the New 2036 Global Bonds and may add or change information provided in the accompanying prospectus. Consequently, before you participate in the Invitation, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and accompanying prospectus, as each contains information regarding Uruguay, the Invitation, the New 2036 Global Bonds and other matters. You can inspect those documents at the offices of the SEC listed in this prospectus supplement under “General Information—Where You Can Find More Information.”
None of Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent or the Luxembourg Exchange Agent has expressed any opinion as to whether the terms of the Invitation are fair. None of Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent or the Luxembourg Exchange Agent makes any recommendation that you exchange Eligible Bonds for New 2036 Global Bonds or refrain from doing so pursuant to the Invitation, and no one has been authorized by Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent or the Luxembourg Exchange Agent to make any such recommendation. You must make your own decision as to whether to exchange Eligible Bonds for New 2036 Global Bonds or refrain from doing so, and, if you do exchange Eligible Bonds, the principal amount of Eligible Bonds to exchange.
INCORPORATION BY REFERENCE
The SEC allows Uruguay to incorporate by reference certain information that Uruguay files with the SEC. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus supplement and any accompanying prospectus:
•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2007 (the “2007 Annual Report”), filed with the SEC on June 6, 2008 (File No. 333-07128); and

•	Amendment No. 1 on Form 18-K/A to the 2007 Annual Report, filed with the SEC on June 20, 2008.

Information that Uruguay files with the SEC in the form of (i) any amendment on Form 18-K/A to the 2007 Annual Report filed after the date of this prospectus supplement and prior to the termination of the offering of the New 2036 Global Bonds pursuant to the Invitation; and (ii) each subsequent annual report on Form 18-K and any Amendment on Form 18-K/A filed after the date of this prospectus supplement and prior to the termination of the offering of the New 2036 Global Bonds pursuant to the Invitation will update and supersede earlier information that it has filed, and will be considered part of and incorporated by reference in this prospectus supplement.
Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:
República Oriental del Uruguay
c/o Ministry of Finance
Colonia 1089 — Third Floor
11100 Montevideo
República Oriental del Uruguay
Fax No.: 598-2-1712-2716
Attention: Mr. Carlos Sténeri
SCHEDULED DATA DISSEMINATION
Uruguay is a subscribing member of the International Monetary Fund’s (“IMF”) Special Data Dissemination Standard or SDDS. See “Data Dissemination” in the accompanying prospectus. Precise dates or “no-later-than-dates” for the release of data by Uruguay under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board located at http://dsbb.imf.org. Uruguay is scheduled to release External Trade on June 25, 2008; Balance of Payments—International Investment Position—Template on International Liquidity on June 30, 2008; Monetary Aggregates on June 30, 2008; Central Government Operations and Public Sector Debt on June 30, 2008; Survey on Economic Expectations on June 27, 2008; WPI on June 26, 2008; and CPI between July 1 and July 8, 2008. Neither the government nor the Dealer Manager acting on behalf of Uruguay in connection with the offer and exchange of securities as contemplated in the Invitation Materials accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into the Invitation Materials.
CERTAIN DEFINED TERMS AND CONVENTIONS
Currency of Presentation
Unless otherwise stated, Uruguay has converted historical amounts translated into U.S. dollars (“U.S. dollars”, “dollars” or “U.S.$”) or pesos (“pesos,” “Uruguayan pesos” and “Ps.”) at historical annual average exchange rates. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.
CERTAIN LEGAL RESTRICTIONS
The distribution of the Invitation Materials and participation in the transactions contemplated by the Invitation Materials is limited to U.S. Persons that are owners of Eligible Bonds, and certain dealers and fiduciaries, and may be restricted by law in certain jurisdictions. If the Invitation Materials come into your possession, you are required by Uruguay to inform yourself of and to observe all of these restrictions. The Invitation Materials do not constitute, and may not be used in connection with, an offer or solicitation in any place outside the United States.

SUMMARY
This summary must be read as an introduction to this Prospectus Supplement and any decision to offer your Eligible Bonds in exchange for New 2036 Global Bonds should be based on a consideration of the Prospectus Supplement as a whole, including the “Risk Factors and Investment Considerations” section and the documents incorporated by reference.

Issuer	Republic of Uruguay

Invitation	Comprises the Exchange Offer.

The Invitation expires at or around 5:00 p.m., New York City time, on June 26, 2008 (the “Expiration Date”), unless Uruguay in its sole discretion extends it or terminates it earlier.

Uruguay will announce the preliminary results of the Invitation at or around 1 p.m., New York City time, on the first Trading Day (as defined below) following the Expiration Date, or as soon as possible thereafter. Uruguay will announce the final results of the Invitation at or around 1 p.m., New York City time, on the second Trading Day (as defined below) prior to the Expected Settlement Date (as defined below), or as soon as possible thereafter. “Trading Day” means a day other than a Saturday, a Sunday or a day on which banks generally are not open in New York or London.

Offer	U.S. Persons that are holders of Eligible Bonds and certain dealers and fiduciaries may submit offers to exchange Eligible Bonds listed in the table on the inside front cover of this Prospectus Supplement for New 2036 Global Bonds, provided that the aggregate principal amount of Eligible Bonds tendered in the Exchange Offer for New 2036 Global Bonds is not less than U.S.$100,000 or €100,000, as applicable (“qualified eligible holders”) (the “Exchange Offer”).

In addition, qualified eligible holders of Eligible Bonds may submit offers to tender such Eligible Bonds for purchase, provided that any such holder represents that its entire holding of the series of Eligible Bonds tendered is less than U.S.$100,000 or €100,000, as applicable (“cash eligible holders”). Cash eligible holders who submit offers that are accepted will receive, in lieu of New 2036 Global Bonds, the Cash Equivalent Amount on the settlement date.

The aggregate principal amount of the New 2036 Global Bonds to be issued will depend on the level of participation in the Invitation and in the concurrent exchange offers launched by Uruguay outside the United States, the exercise by Uruguay of its right not to accept tenders of one or more series of any Eligible Bonds tendered and the aggregate principal amount of tenders accepted pursuant to the Invitation and pursuant to the concurrent exchange offers. The New 2036 Global Bonds to be issued in exchange for Eligible Bonds will be consolidated, form a single series and be fully fungible with Uruguay’s outstanding U.S.$1,285,667,105 7.625% Bonds due 2036 (CUSIP No. 760942AS1, ISIN US760942AS16, Common Code 024873811) and any 7.625% Bonds due 2036 issued in the concurrent exchange offers.

Cash Equivalent Amount	For each $1,000 or €1,000 in principal amount of Eligible Bonds a cash eligible holder tenders to Uruguay, it will receive an amount in cash payable in U.S. dollars or euros, as applicable, equal to: (i) the Purchase Price for such series of Eligible Bonds plus (ii) accrued interest from and including the immediately preceding interest payment date in respect of such series of Eligible Bonds to, but excluding, the settlement date.

Concurrent Exchange Offers outside the United States
Uruguay is also offering 7.625% Bonds due 2036 and other securities in exchange for certain series of outstanding debt securities of Uruguay, including the Eligible Bonds, pursuant to concurrent exchange offers launched outside the United States. In addition to the Eligible Bonds, the aggregate outstanding principal amount of bonds eligible to participate in the concurrent exchange offers includes approximately U.S. $566.321 million of bonds and notes governed by the laws of Uruguay maturing on or prior to 2015 whose holders will be entitled to tender such bonds in exchange for 7.625% Bonds due 2036 or other securities of Uruguay. Any 7.625% Bonds due 2036 issued pursuant to the concurrent exchange offers outside the United States will be issued concurrently and form a single series with any New 2036 Global Bonds issued pursuant to the Invitation. Furthermore, an additional approximately U.S. 1,541.351 million aggregate principal amount of bonds and notes governed by the laws of Uruguay are eligible to be exchanged for other bonds not being offered hereby.

Until 40 days after the settlement date, all dealers effecting transactions in the 7.625% Bonds due 2036 in the United States, whether or not participating in the Invitation, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus, as they may have been supplemented.

Determination of Purchase Price	The Purchase Price for a series of Eligible Bonds will be determined by Uruguay as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date, to be the price per U.S.$1,000 principal amount or €1,000 principal amount, as the case may be, intended to result in a yield to maturity (or cash flow yield in the case of the EUR 7.000% Bonds due 2012), calculated in accordance with standard market practice, for such Eligible Bonds, as of the Expected Settlement Date, equal to the sum of:

(a) the applicable EUR swap rate, USD LIBOR or the USD swap rate specified on the inside front cover of this Prospectus Supplement (each a “Reference Rate”), as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date; plus

(b) the Fixed Spread for such series of Eligible Bonds set forth on the inside front cover of this Prospectus Supplement,

excluding all accrued and unpaid interest from and including the immediately preceding interest payment date on the relevant Eligible Bond, up to and excluding the Expected Settlement Date.

The 7.000% EUR Bonds due 2012 are subject to principal amortization. The current amortization factor is 0.90. The Purchase Price (and accrued interest, if any) for this series of Eligible Bonds will be determined and expressed per €1,000 current principal balance. Accordingly, in determining the amount of New 2036 Global Bonds or cash to be received in exchange for each €1,000 original principal amount of this series of Eligible Bonds, the Purchase Price (and accrued interest, if any) for this series will be multiplied first by this amortization factor.

The Purchase Price for all Eligible Bonds will be rounded to the nearest cent (with U.S.$0.005 being rounded to a full cent) per U.S.$1,000 or nearest cent (with €0.005 being rounded to a full cent) per €1,000, as the case may be.

Reference Rates	The Reference Rate for each series of Eligible Bonds is set forth in the table on the inside front cover of this Prospectus Supplement as the EUR Swap, USD LIBOR or USD Swap rate displayed on Bloomberg Page BBAM1, IRSB18 and IRSB 19, as described below.

The Reference Rate for the 7.875% Bonds due 2008, the 7.875% Bonds due 2009 and the 7.250% Bonds due 2009 will be the four-month, nine-month and ten-month USD LIBOR rates, respectively, displayed on Bloomberg page BBAM1 as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date, multiplied by 365 and divided by 360.

The “EUR Swap Rate” for each series of Eligible Bonds denominated in EUR will be determined by the Dealer Manager by linear interpolation of the mid-market EUR-denominated interest rate swap rates, as displayed on Bloomberg page IRSB19 as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date. For purposes of linear interpolation, the time to maturity or, in the case of the EUR 7.000% Bonds due 2012, the average life, of each such series of Eligible Bonds denominated in EUR will be determined by calculating the number of days from the Expected Settlement Date to the maturity date, or average life in the case of EUR 7.000% Bonds due 2012, of such series of Eligible Bonds denominated in EUR, using the 30/360 day count method in accordance with market practice, and dividing the resulting number of days by 360.

The “USD Swap Rate” for each series of Eligible Bonds denominated in USD will be determined by the Dealer Manager by linear interpolation of the mid-market USD-denominated interest rate swap rates, as displayed on Bloomberg page IRSB18 as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date. For purposes of linear interpolation, the time to maturity of each such series of Eligible Bonds denominated in USD will be determined by calculating the number of days from the Expected Settlement Date to the maturity date of such series of Eligible Bonds denominated in USD, using the 30/360 day count method in accordance with market practice, and dividing the resulting number of days by 360.

New 2036 Global Bonds to be Received in Exchange Offer
Qualified eligible holders will receive, in exchange for each U.S.$1,000 or €1,000 in original principal amount of Eligible Bonds of any series exchanged, New 2036 Global Bonds having a principal amount equal to U.S.$1,000 or €1,000, as applicable, multiplied by the relevant Exchange Ratio and, if applicable, adjusted by the Exchange Rate (and, in the case of the EUR 7.00% Bonds due 2012, multiplied by the amortization factor of 0.90).

The Exchange Ratio will be determined as follows:

Purchase Price for the Eligible Bond + accrued interest thereon New Bond Issue Price + related accrued interest where the Purchase Price for that series of Eligible Bonds will be the Purchase Price determined as described under “—Determination of Purchase Price” above and the New Bond Issue Price for the New 2036 Global Bonds will be determined as specified below. The Exchange Rate will be the U.S.$/€ spot exchange rate displayed on Bloomberg under “EUR <CRNCY> <GO>” as of 11:00 a.m. New York City time on the first Trading Day after the Expiration Date.

Qualified eligible holders will receive no payment in cash for interest accrued but unpaid on their Eligible Bonds accepted for exchange to but not including the Expected Settlement Date. Qualified eligible holders will not be required to pay any amount for interest accrued but unpaid to, but not including, the Expected Settlement Date, if any, on the New 2036 Global Bonds issued to them. The Exchange Ratio for each series of Eligible Bonds will be calculated assuming settlement on the Expected Settlement Date. Interest accrued but unpaid on Eligible Bonds accepted for exchange and on the New 2036 Global Bonds, if any, will form part of the calculation of the Exchange Ratio, and affect the principal amount of New 2036 Global Bonds issued to qualified eligible holders.

For illustrative purposes only, we have set forth in Annex A hypothetical calculations of the principal amounts of New 2036 Global Bonds to be received in the Exchange Offer.

New 2036 Global Bond Reopening Spread and Benchmark Rate
At or around 4:00 p.m. on the Trading Day prior to the Expiration Date, Uruguay will select in its own discretion and announce the spread above the Reopening Benchmark Rate (as defined below) at which it will reopen the New 2036 Global Bonds (the “Reopening Spread”).

The reopening benchmark rate for the New 2036 Global Bonds will be the mid-market 30-year swap rate displayed on Bloomberg under IRSB18 at 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date (the “Reopening Benchmark Rate”).

New 2036 Global Bond Reopening Price	The “Reopening Price” for the New 2036 Global Bonds will be calculated as follows in accordance with standard market practice:

A price per U.S.$1,000 principal amount of New 2036 Global Bonds (rounded to the nearest cent, with $0.005 being rounded to a full cent) intended to result in a cash flow yield for the 2036 Global Bonds as of the Expected Settlement Date (which price excludes all accrued and unpaid interest from and including the immediately preceding interest payment date on the 7.625% Bonds due 2036, up to and excluding the Expected Settlement Date), equal to the sum of:

(a) the Reopening Benchmark Rate for the New 2036 Global Bond, plus

(b) the Reopening Spread for the New 2036 Global Bond.

At or around 1:00 p.m., New York City time, or as soon as possible thereafter, on the first Trading Day after the Expiration Date, Uruguay will announce the New 2036 Global Bond Reopening Price, which will serve as the New Bond Issue Price for the purpose of the Exchange Ratio if any Eligible Bonds tendered in exchange for the New 2036 Global Bond are selected pursuant to the terms of this Invitation.

Announcement of Prices and Rates	At or around 1:00 p.m., New York City time, or as soon as possible thereafter, on the first Trading Day after the Expiration Date, Uruguay will announce the U.S.$/€ exchange rate, the Reference Rates (EUR swap, USD LIBOR and USD swap rates) and the Purchase Price for each series of Eligible Bonds.

Announcement of Results; Acceptance	After reviewing the offers made under the Invitation and in the concurrent exchange offers at or around 1:00 p.m., New York City time, on the first Trading Day after the Expiration Date, or as soon thereafter as possible, Uruguay will determine and announce by press release issued to PRNewswire, which we refer to as the “News Services,” the preliminary aggregate principal amount of each series of Eligible Bonds accepted in the Invitation and the concurrent exchange offers, the preliminary aggregate amount of New 2036 Global Bonds to be issued pursuant to the Exchange Offer and concurrent exchange offers and which series, if any, of Eligible Bonds that were not accepted in the Invitation and the concurrent exchange offers. If Uruguay rejects any series of Eligible Bonds in the Invitation, it will also reject such series of Eligible Bonds if tendered for the 7.625% Bonds due 2036 in the concurrent exchange offers.

At or around 1:00 p.m., New York City time, on the second Trading Day prior to the Expected Settlement Date, Uruguay will announce the final expected aggregate principal amount of New 2036 Global Bonds to be issued pursuant to the Exchange Offer and the final expected aggregate principal amount of each series of Eligible Bonds accepted in the Exchange Offer and the concurrent exchange offers.

This information will also be available from the Dealer Manager, the Information Agent, the Exchange Agent and the Luxembourg Exchange Agent and through such other means as Uruguay deems appropriate and as permitted by law. Uruguay may, in its sole discretion, extend or abridge the period for announcing the results of the Invitation.

Expected Settlement Date; Settlement Date	The expected settlement date for the Invitation is July 10, 2008 (the “Expected Settlement Date”). The Purchase Price and Exchange Ratio for each series of Eligible Bonds and the New 2036 Global Bond Reopening Price will be determined assuming that settlement takes place on the Expected Settlement Date.

We expect the settlement date of the Invitation to be the Expected Settlement Date. However, in the event the settlement date is delayed, the Purchase Price or principal amount of New 2036 Global Bonds you will be entitled to receive for the Eligible Bonds you tendered and Uruguay accepted in the Exchange Offers will not be adjusted; you will not receive any payment for interest accrued on and after the Expected Settlement Date on your Eligible Bonds accepted for exchange; and you will also not be required to make any payment for interest accrued but unpaid on the New 2036 Global Bonds on and after the Expected Settlement Date.

On the settlement date, subject to the conditions set forth herein, Uruguay will exchange for New 2036 Global Bonds validly tendered and accepted Eligible Bonds from holders and will pay any amounts due to cash eligible holders whose Eligible Bonds have been accepted by Uruguay. Uruguay will cancel Eligible Bonds received pursuant to the Invitation following the settlement date.

Income Tax Consequences	Please see the section entitled “Taxation” for important information regarding the possible tax consequences to owners of Eligible Bonds who exchange Eligible Bonds for New 2036 Global Bonds. You are also urged to consult your own professional advisors regarding the possible tax consequences under the laws of jurisdictions that apply to you or to the tender of your Eligible Bonds.

Termination	Uruguay reserves the right to terminate the Invitation for any reason. Uruguay also reserves the right, in its sole discretion, not to accept any tenders of one or more series of Eligible Bonds. Non-acceptance of tenders for one or more series of Eligible Bonds shall not affect the Invitation for any other series of Eligible Bonds.

Tendering Procedures	If you wish to submit an offer pursuant to the Invitation, you, the custodial entity or direct participant (as the case may be) through which you hold your Eligible Bonds must submit, at or prior to the Expiration Date, your offer to exchange Eligible Bonds by properly instructing the applicable clearing system (DTC, Euroclear or Clearstream, Luxembourg) in accordance with the procedures and deadlines established by such clearing system.

If you are in Luxembourg, you may (but are not required to) contact the Luxembourg Exchange Agent and ask it to assist you in submitting your offer according to the procedures described above.

Optional Reference Code	It is recommended that you include in your submission to DTC, Euroclear or Clearstream, Luxembourg a unique reference code for each Exchange Offer. You should create this unique reference code yourself, which may consist of up to 16 characters. It is preferable if such code also includes, in part, the account name or number to allow easy identification of the instructions.

Certain Deemed Representations, Warranties and Undertakings
If you submit an exchange offer pursuant to the terms of the Invitation, you will be deemed to have made certain acknowledgements, representations, warranties and undertakings to Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent and Luxembourg Exchange Agent. See “Holders’ Representations, Warranties and Undertakings.”

Withdrawal	Offers to exchange Eligible Bonds will become irrevocable upon expiration of the Invitation. However, any such offers may be withdrawn or revised prior to the expiration of the Invitation at the Expiration Date in accordance with the procedures described under “Terms of the Invitation—Irrevocability; Withdrawal Rights.”

Jurisdictions	Uruguay is making the Invitation only within the United States. See “Certain Legal Restrictions.”

Risk Factors	The Invitation involves material risks. Please see “Risk Factors and Investment Considerations” for more information.

Announcements	Uruguay will make (or cause to be made) all announcements regarding the Invitation by press release issued to news media and in accordance with applicable law, by announcement through the News Services. See “Terms of the Invitation—Publication.”

SUMMARY TIME SCHEDULE FOR THE INVITATION
The following summarizes the anticipated time schedule for the Invitation assuming, among other things, that the Expiration Date is not extended. This summary is qualified in its entirety by, and should be read together with, the more detailed information appearing elsewhere in this prospectus supplement. The various dates and times in this summary are based on Uruguay’s current schedule; those dates and times are subject to change in Uruguay’s sole discretion.

June 24, 2008	The Invitation commences.

At or around 4:00 p.m., New York City time, June 25, 2008	Uruguay announces the Reopening Spread for the New 2036 Global Bonds.

5:00 p.m., New York City time, June 26, 2008	The Invitation expires, unless Uruguay extends it or terminates it earlier in its sole discretion.

As of 11:00 a.m., New York City time, June 27, 2008	Uruguay will determine:

	•	the U.S.$/€ spot exchange rate;

	•	the Reference Rates (EUR swap, USD LIBOR and USD swap rates); and

	•	the Reopening Benchmark Rate for the New 2036 Global Bonds.

At or around 1:00 p.m., New York City time, or as soon as possible thereafter, June 27, 2008	Uruguay announces on the News Services:

	•	the U.S.$/€ exchange rate;

	•	the Reference Rates (EUR swap, USD LIBOR and USD swap rates);

	•	the preliminary aggregate principal amount of each series of Eligible Bonds accepted in the Exchange Offer and concurrent exchange offers;

	•	the preliminary aggregate amount of New 2036 Global Bonds to be issued pursuant to the Exchange Offer and concurrent exchange offers;

	•	which series of Eligible Bonds were not accepted in the Exchange Offer and concurrent exchange offers;

	•	the Reopening Benchmark Rate for the New 2036 Global Bonds;

	•	the Purchase Price for each series of Eligible Bonds; and

	•	the 2036 Reopening Price for the New 2036 Global Bonds.

Uruguay may, in its sole discretion, extend or abridge the period for announcing the results of the Invitation.

At or around 1:00 p.m., New York City time, July 8, 2008	Uruguay will announce:

• the final expected aggregate principal amount of New 2036 Global Bonds to be issued pursuant to the Invitation and the concurrent exchange offers and

• the final expected aggregate principal amount of each series of Eligible Bonds accepted in the Exchange Offer and concurrent exchange offers.

This information will also be available from the Dealer Manager, the Information Agent, the Exchange Agent and the Luxembourg Exchange Agent and through such other means as Uruguay deems appropriate. Uruguay may, in its sole discretion, extend or abridge the period for announcing the results of the Invitation.

July 10, 2008	Settlement of the Invitation. Delivery of New 2036 Global Bonds and cash. Settlement will occur through the clearing systems. Uruguay will cancel validly tendered and accepted Eligible Bonds thereafter.

RISK FACTORS AND INVESTMENT CONSIDERATIONS
An investment in the New 2036 Global Bonds involves a significant degree of risk. Investors are urged to read carefully the entirety of the prospectus together with this prospectus supplement and to note, in particular, the following considerations.
Investment Considerations Relating to the Invitation
Risks of Not Participating in the Invitation
Illiquidity. Any Eligible Bonds tendered pursuant to the Invitation and accepted by Uruguay will be cancelled. Any remaining Eligible Bonds of a series not tendered in the Invitation may therefore become illiquid and this may adversely affect the market value of the remaining Eligible Bonds of that series. Moreover, there may be no active trading market, or published secondary market price quotations, for any remaining Eligible Bonds.
The Invitation Intends to Reduce Uruguay’s Refinancing Risk With Respect to Certain Series of Eligible Bonds. The purpose of the Invitation is to extend the maturity of our external debt profile. If you elect not to participate in the Invitation and retain your Eligible Bonds, the value of your Eligible Bonds may be impaired if there is a perception that at maturity we may not be able to refinance those Eligible Bonds on conditions acceptable to Uruguay.
Risks of Participating in the Invitation
Possible Cancellation or Extension of the Invitation. Uruguay reserves the right, in its sole discretion, not to accept tenders for, or issue, New 2036 Global Bonds. Even if the Invitation is completed, there can be no assurance that it will be completed on the schedule described herein. Accordingly, holders participating in the Invitation may have to wait longer than expected to receive their New 2036 Global Bonds, during which time those holders will not be able to effect transfers of their Eligible Bonds tendered pursuant to the Invitation.
Risk of Adverse U.S. Federal Income Tax Consequences. Generally, the exchange of Eligible Bonds for New 2036 Global Bonds will be treated as a taxable transaction for U.S. federal income tax purposes, in which case you will be required to recognize a gain or loss, as the case may be, on the exchange of your Eligible Bonds for New 2036 Global Bonds. See “Taxation—U.S. Federal Income Tax Consequences—Consequences of Tendering your Eligible Bonds” for additional discussion of the consequences of an exchange of Eligible Bonds.
Enforcement of Civil Liabilities; Waiver of Sovereign Immunity
Uruguay is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Uruguay. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus.
Market for the New 2036 Global Bonds
Uruguay has been advised by the Dealer Manager that it may make a market in the New 2036 Global Bonds but it is not obligated to do so and may discontinue market making at any time without notice. Application will be made to admit the New 2036 Global Bonds to the Official List of the UKLA and to admit the New 2036 Global Bonds to trading on the regulated market of the London Stock Exchange. No assurance can be given as to the liquidity of the trading market for the New 2036 Global Bonds. The price at which the New 2036 Global Bonds will trade in the secondary market is uncertain.
Other Purchases or Redemption of Eligible Bonds
Whether or not the Invitation is consummated, Uruguay may continue to acquire, from time to time following completion or cancellation of the Invitation, Eligible Bonds other than pursuant to the Invitation, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise (and may redeem or defease the Eligible Bonds in accordance with these terms and the terms of the instruments under which they were issued), upon such terms and at such prices as they may determine, which may be more or less than the prices to be paid pursuant to the Invitation and could be for cash or other consideration.

Investment Considerations Relating to Uruguay
This section should be read in conjunction with the more detailed information found in the accompanying prospectus and the documents incorporated by reference herein.
Economic Crisis
In 2002, Uruguay’s economy experienced its most significant setback since 1982, with real GDP contracting by approximately 10.8%. While the economy recovered in 2004, 2005, 2006 and 2007, growing at a pace of 11.8%, 6.6%, 7.0% and 7.4%, respectively, we can give no assurances that the adverse consequences of the crisis for Uruguay’s population can be redressed in the absence of sustained economic growth in the medium term and the implementation of adequate social and economic policies. Uruguay’s economy remains highly linked to the U.S. dollar and therefore vulnerable to external shocks. The government does not expect the economy to continue growing at current rates, which in the past have been fuelled by historically high international prices for certain of Uruguay’s commodity exports. Furthermore, the increase in inflation in 2007 has triggered the adoption of anti-inflationary measures that may result in the economy growing at a slower pace. A decrease in growth rates will also impose constraints on government revenues, requiring that fiscal discipline be applied over time to preserve the government’s ability to service its debt.
Impact of Argentina’s Economic Crisis on Uruguay’s Banking System
In 2002, Uruguay’s banking system confronted its worst crisis since 1982-83. The liquidity assistance provided by the authorities to domestic banks to help stem the run on deposits failed to restore confidence. Between January 1, 2002 and February 28, 2003, depositors withdrew approximately U.S.$6.8 billion from the Uruguayan banking system (out of approximately U.S.$14.2 billion of deposits existing as of December 31, 2001). Banks responded to depositors’ demands by withdrawing approximately U.S.$1.1 billion in reserves and voluntary deposits held with Banco Central and reducing to practically none the availability of credit. The financial system received assistance of approximately U.S.$2.0 billion from the Uruguayan authorities, including U.S.$539.0 million from Banco Central, U.S.$524.0 million from the central government (acting through one of its agencies) and U.S.$986.0 million from a banking stability fund created in response to the crisis. The 2002 crisis resulted in the mandatory rescheduling of U.S. dollar-denominated time deposits held with Banco de la República and Banco Hipotecario, the liquidation of four private banks at the end of 2002 and the beginning of 2003, and the concentration of banking activities with government-owned banks. Although Uruguay’s financial sector has generally regained stability, a substantial part of the banks’ assets and liabilities continue to be denominated in U.S. dollars, rendering the system vulnerable to external shocks. Furthermore, despite the banks’ increased liquidity, they have not increased lending to the private sector.
Risks of Further Depreciation of the Peso
On June 19, 2002, Banco Central allowed the peso to float, abandoning the “crawling peg” system. The peso depreciated significantly, as the nominal exchange rate rose 94.0% at December 2002 compared to December 2001. The devaluation of the peso in turn caused a deterioration in the quality of the foreign currency-denominated loan portfolio of several financial institutions and caused Uruguay’s foreign currency-denominated debt to GDP ratio to rise to 89.1% as of December 31, 2002, while the foreign currency-denominated debt service to exports ratio for 2002 was 33.6%. The gradual stabilization resulting in part from the successful debt re-profiling in 2003 and the economic growth in 2004 have resulted in a significant real appreciation of the Uruguayan peso versus the dollar. The continued U.S. dollar denomination of many assets and liabilities of the Uruguayan economy, including most of the government’s financial debt, renders Uruguay vulnerable to a real depreciation of the peso.

TERMS OF THE INVITATION
Uruguay is inviting qualified eligible holders of Eligible Bonds to submit offers to exchange Eligible Bonds for New 2036 Global Bonds, on the terms and subject to the conditions of the Invitation as described herein.
The price to be used in calculating the Exchange Ratio in the Exchange Offer, as more fully described herein, will be determined in the manner described herein by reference to the fixed spread and reference rate in the table on the inside front cover of this prospectus supplement.
Eligible Bonds with their ISIN, CUSIP and Common Code numbers, and information about the Exchange Offer, such as the reference rates and fixed spreads to be used in determining the Purchase Price of the Eligible Bonds, are set forth in the table on the inside front cover of this prospectus supplement.
The aggregate principal amount of the New 2036 Global Bonds to be issued by Uruguay will depend on the level of participation in the Invitation and in the concurrent exchange offers launched by Uruguay outside the United States, the exercise by Uruguay of its right not to accept tenders of one or more series of Eligible Bonds tendered and the aggregate principal amount of tenders accepted pursuant to the Invitation and pursuant to the concurrent exchange offers. The New 2036 Global Bonds to be issued in exchange for Eligible Bonds will be consolidated, form a single series and be fully fungible with Uruguay’s outstanding U.S.$1,285,667,105 7.625% Bonds due 2036 (CUSIP No. 760942AS1, ISIN US760942AS16, Common Code 024873811) and any 7.625% Bonds due 2036 (CUSIP No. 760942AS1, ISIN US760942AS16, Common Code 024873811) issued in the concurrent exchange offers. The terms of the New 2036 Global Bonds are described under “Description of the New 2036 Global Bonds.”
Purpose of the Invitation
The Invitation is part of a broader program implemented by Uruguay in an effort to manage its liabilities.
Uruguay is also offering 7.625% Bonds due 2036 (CUSIP No. 760942AS1, ISIN US760942AS16, Common Code 024873811) and other securities in exchange for certain series of outstanding debt securities of Uruguay, including the Eligible Bonds, pursuant to concurrent exchange offers launched outside the United States. In addition to the Eligible Bonds, the aggregate outstanding principal amount of bonds eligible to participate in the concurrent exchange offers includes approximately U.S.$566.321 million of bonds and notes governed by the laws of Uruguay maturing on or prior to 2015, whose holders will be entitled to tender such bonds in exchange for New 2036 Global Bonds or other securities of Uruguay. Any 7.625% Bonds due 2036 issued pursuant to the concurrent exchange offers outside the United States will be issued concurrently and form a single series with any New 2036 Global Bonds issued pursuant to the Invitation. Furthermore, an additional approximately U.S.$1,541.351 million aggregate principal amount of bonds and notes governed by the laws of Uruguay are eligible to be exchanged for other bonds not being offered hereby.
Until 40 days after the settlement date, all dealers effecting transactions in the 7.625% Bonds due 2036 in the United States, whether or not participating in the Invitation, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus, as they may have been supplemented.
Exchange Offer and Calculation of Exchange Ratios
New 2036 Global Bonds To Be Received
If a qualified eligible holder makes an offer to exchange a series of Eligible Bonds for New 2036 Global Bonds pursuant to the Invitation and Uruguay accepts its exchange offer, it will receive, in exchange for each U.S.$1,000 or €1,000 in original principal amount of Eligible Bonds of any series exchanged, New 2036 Global Bonds having a principal amount equal to U.S.$1,000 or €1,000, as applicable, multiplied by the relevant Exchange Ratio and, if applicable, adjusted by the Exchange Rate (and, in the case of the EUR 7.00%. Bonds due 2012, multiplied by the amortization factor of 0.90).

The Exchange Ratio will be determined as follows:
      Purchase Price for the Eligible Bond + accrued interest thereon
New Bond Issue Price + related accrued interest
where the Purchase Price for that series of Eligible Bonds and the New Bond Issue Price for the New 2036 Global Bonds will be determined as specified below.
The Exchange Rate will be the U.S.$/€ spot exchange rate displayed on Bloomberg under “EUR <CRNCY> <GO>” as of 11:00 a.m. New York City time on the first Trading Day after the Expiration Date.
Qualified eligible holders will not receive a payment in cash for interest accrued but unpaid on their Eligible Bonds accepted for exchange to but not including the Expected Settlement Date. Qualified eligible holders will also not be required to pay an amount equal to the interest accrued but unpaid to, but not including, the Expected Settlement Date, if any, on the New 2036 Global Bonds issued to them. The Exchange Ratio for each series of Eligible Bonds will be calculated assuming that settlement takes place on the Expected Settlement Date. Interest accrued but unpaid on Eligible Bonds accepted for exchange and on the New 2036 Global Bonds, if any, will be incorporated into and form part of the calculation of the Exchange Ratio, which will affect the principal amount of New 2036 Global Bonds issued to qualified eligible holders.
The aggregate principal amount of Eligible Bonds offered by any qualified eligible holder of Eligible Bonds in the Exchange Offer for the New 2036 Global Bonds cannot be less than U.S.$100,000 or €100,000, as applicable, and must comply with the integral multiple requirement in excess of such minimum amount as set forth in the terms of such Eligible Bonds. If a cash eligible holder submits an offer to exchange less than $100,000 or €100,000 aggregate principal amount of Eligible Bonds, as applicable, it will only receive, on the settlement date, the Cash Equivalent Amount.
Reopening Price for the New 2036 Global Bonds; Announcement of Purchase Prices and Rates
At or around 4:00 p.m., New York City time, on the Trading Day prior to the Expiration Date, Uruguay will select in its sole discretion and announce the Reopening Spread for the New 2036 Global Bonds.
As of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date, Uruguay will determine:
•	the U.S.$/€ spot exchange rate;

•	the applicable Reference Rates (EUR swap, USD LIBOR and USD swap rates); and

•	the Reopening Benchmark Rate for the New 2036 Global Bonds.

At or around 1:00 p.m., New York City time, or as soon as possible thereafter, on the first Trading Day after the Expiration Date, Uruguay will announce:
•	the U.S.$/€ exchange rate;

•	the Reference Rates (EUR swap, USD LIBOR and USD swap rates);

•	the preliminary aggregate amount of each series of Eligible Bonds accepted in the Exchange Offer and concurrent exchange offers;

•	the preliminary aggregate amount of New 2036 Global Bonds to be issued pursuant to the Exchange Offer and concurrent exchange offers;

•	which series of Eligible Bonds are not accepted in the Invitation and the concurrent exchange offers;

•	The Reopening Benchmark Rate for the New 2036 Global Bonds;

•	the Purchase Price for each series of Eligible Bonds that have been accepted; and

•	the 2036 Global Bond Reopening Price, which will serve as the New Bond Issue Price for the purpose of the Exchange Ratio.
Purchase Price
The Purchase Price for a series of Eligible Bonds will be calculated as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date, to be the price per U.S.$1,000 principal amount or €1,000 principal amount, as the case may be, intended to result in a yield to maturity (or cash flow yield in the case of the EUR 7.000% Bonds due 2012), calculated in accordance with standard market practice, for such Eligible Bonds, as of the Expected Settlement Date, equal to the sum of:
(a) the applicable EUR swap rate, USD LIBOR rate or the USD swap rate specified on the inside front cover of this Prospectus Supplement (each a “Reference Rate”), as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date; plus
(b) the Fixed Spread for such series of Eligible Bonds set forth on the inside front cover of this Prospectus Supplement, excluding all accrued and unpaid interest from and including the immediately preceding interest payment date on the relevant Eligible Bond up to and excluding the Expected Settlement Date.
The 7.000% EUR Bonds due 2012 are subject to principal amortization. The current amortization factor is 0.90. The Purchase Price (and accrued interest, if any) for this series of Eligible Bonds will be determined and expressed per €1,000 current principal balance. Accordingly, in determining the amount of New 2036 Global Bonds or cash to be received in exchange for this series of Eligible Bonds, the Purchase Price (and accrued interest, if any) for each €1,000 original principal amount of this series will be multiplied first by this amortization factor.
The “EUR Swap Rate” for each series of Eligible Bonds denominated in EUR will be determined by the Dealer Manager by linear interpolation of the mid-market EUR-denominated interest rate swap rates, as displayed on Bloomberg page IRSB19 as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date. For purposes of linear interpolation, the time to maturity or, in the case of the EUR 7.000% Bonds due 2012, the average life, of each such series of Eligible Bonds denominated in EUR will be determined by calculating the number of days from the Expected Settlement Date to the maturity date, or average life in the case of EUR 7.000% Bonds due 2012, of such series of Eligible Bonds denominated in EUR, using the 30/360 day count method in accordance with market practice, and dividing the resulting number of days by 360.
The “USD Swap Rate” for each series of Eligible Bonds denominated in USD will be determined by the Dealer Manager by linear interpolation of the mid-market USD-denominated interest rate swap rates, as displayed on Bloomberg page IRSB18 as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date. For purposes of linear interpolation, the time to maturity of each such series of Eligible Bonds denominated in USD will be determined by calculating the number of days from the Expected Settlement Date to the maturity date of such series of Eligible Bonds denominated in USD, using the 30/360 day count method in accordance with market practice, and dividing the resulting number of days by 360.

The Reference Rate for the 7.875% Bonds due 2008, the 7.875% Bonds due 2009 and the 7.250% Bonds due 2009 will be the four-month, nine-month and ten-month USD LIBOR rates, respectively, displayed on Bloomberg page BBAM1 as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date, multiplied by 365 and divided by 360.
If the applicable Bloomberg reference page is not available as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date, or is manifestly erroneous, the arithmetic mean between the bid and the offer for the applicable Reference Rates will be obtained from such other recognized quotation service as the Dealer Manager select in its sole discretion, the identity of which will be disclosed by the Dealer Manager to tendering holders.
The Purchase Price for a series of Eligible Bonds per U.S.$1,000 principal amount of Eligible Bonds denominated in U.S.$ or per €1,000 principal amount of Eligible Bonds denominated in euros, respectively, will be calculated as of 11:00 a.m., New York City time, on the first Trading Day after the Expiration Date, in accordance with standard market practice for calculation of prices for such Eligible Bonds and will be equal to the present value of (i) the principal amount payable at the maturity date (or payable over time, in the case of the EUR 7.000% Bonds due 2012) of such Eligible Bond plus (ii) all remaining payments of interest from (but excluding) the Expected Settlement Date to (and including) the maturity date, discounted (as of the Expected Settlement Date), at a discount rate equal to the Fixed Spread over the Reference Rate for the series of Eligible Bonds, excluding all accrued and unpaid interest from and including the immediately preceding interest payment date up to and excluding the Expected Settlement Date. At or around 1:00 p.m., New York City time, on the first Trading Day after the Expiration Date, Uruguay will announce the applicable Reference Rate as well as the resulting Purchase Price of each series of Eligible Bonds tendered and accepted for purchase.
The Purchase Price for all Eligible Bonds will be rounded to the nearest cent (with U.S.$0.005 being rounded to a full cent) per U.S.$1,000 or nearest cent (with €0.005 being rounded to a full cent) per €1,000, as the case may be.
In the event of any dispute or controversy regarding any Purchase Price, a Reference Rate or the amount of accrued interest for each Eligible Bond accepted pursuant to the Invitation, the determination of Uruguay will be conclusive and binding, absent manifest error.
New 2036 Global Bond Reopening Price
Uruguay will announce the New 2036 Global Bond Reopening Spread at or around 4:00 p.m. on the Trading Day prior to the Expiration Date.
At or around 1:00 p.m., New York City time, or as soon as possible thereafter, on the first Trading Day after the Expiration Date, Uruguay will announce the New 2036 Global Bond Reopening Price, which will serve as the New Bond Issue Price for the purpose of the Exchange Ratio.
The 2036 Global Bond Reopening Price will be calculated as follows in accordance with standard market practice:
A price per U.S.$1,000 principal amount of New 2036 Global Bonds (rounded to the nearest cent, with $0.005 being rounded to a full cent) intended to result in a cash flow yield for the New 2036 Global Bonds as of the Expected Settlement Date (which price excludes all accrued and unpaid interest from and including the immediately preceding interest payment date up to and excluding the settlement date), equal to the sum of:
(a) the Reopening Benchmark Rate for the New 2036 Global Bonds, plus
(b) the Reopening Spread for the New 2036 Global Bonds.

Acceptance of Offers; Cash Equivalent Amount
At or about 1:00 p.m., New York City time, on the first Trading Day after the Expiration Date, Uruguay will announce the preliminary aggregate principal amount of Eligible Bonds accepted pursuant to the Invitation and the concurrent exchange offers and whether it has rejected one or more series of Eligible Bonds tendered pursuant to the Invitation and the concurrent exchange offers. At or about 1:00 p.m., New York City time, on July 8, 2008, Uruguay will announce the final aggregate principal amount of Eligible Bonds accepted pursuant to the Invitation and the concurrent exchange offers.
Uruguay reserves the right, in its sole discretion, to terminate the Invitation for any reason. Uruguay also reserves the right, in its sole discretion, not to accept any or all tenders of one or more series of Eligible Bonds.
Eligible Bonds may be tendered only in authorized denominations. The aggregate principal amount of Eligible Bonds offered by qualified eligible holders in the Exchange Offer for the New 2036 Global Bonds cannot be less than U.S.$100,000 or €100,000, as applicable. If a cash eligible holder submits an offer to exchange less than $100,000 or €100,000 aggregate principal amount of Eligible Bonds, as applicable, it will only receive, on the settlement date, the Cash Equivalent Amount.
The Cash Equivalent Amount shall be, for each $1,000 or €1,000 in original principal amount of Eligible Bonds tendered to Uruguay by cash eligible holders, an amount in cash payable in U.S. dollars or euros, as applicable, equal to: (i) the Purchase Price for such series of Eligible Bonds plus (ii) accrued interest from and including the immediately preceding interest payment date in respect of such series of Eligible Bonds to, but excluding, the settlement date (both multiplied by, in the case of the EUR 7% Bonds due 2012, the amortization factor of 0.90).
Once Uruguay has announced by press release issued to the News Services the final acceptance of any offers to exchange Eligible Bonds in accordance with the terms of the Invitation, Uruguay’s acceptance will be irrevocable. Offers, as so accepted, shall constitute binding obligations of the tendering holders of Eligible Bonds and Uruguay to settle the exchange, in the manner described under “Settlement.”
Announcements
Uruguay will make all of the foregoing announcements by press release issued to PRNewswire, which we refer to as the “News Services.” Uruguay will also publish the results of the Invitation upon completion of the Invitation on the website of the Luxembourg Stock Exchange (www.bourse.lu).
Methodology Generally; No Recommendation
The New 2036 Global Bond Reopening Price and the Purchase Prices determined by Uruguay will not necessarily have a relationship to actual value. You should independently analyze the value of the New 2036 Global Bonds and each series of Eligible Bonds and make an independent assessment of the terms of the Invitation. None of Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent or the Luxembourg Exchange Agent has expressed any opinion as to whether the terms of the Invitation are fair. None of Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent or the Luxembourg Exchange Agent makes any recommendation that you offer to exchange Eligible Bonds or refrain from offering to do so pursuant to the Invitation, and no one has been authorized by Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent or the Luxembourg Exchange Agent to make any such recommendation.
Denominations; Rounding; Calculations
Eligible Bonds may be tendered in the minimum denomination and in compliance with the integral multiple requirement in excess of such minimum denomination that are set forth in the terms of such Eligible Bonds, except that the aggregate principal amount of Eligible Bonds offered by qualified eligible holders in the Exchange Offer for the New 2036 Global Bonds cannot be less than U.S.$100,000 or €100,000, as applicable. If a cash eligible holder submits an offer to exchange less than $100,000 or €100,000 aggregate principal amount of Eligible Bonds, as applicable, it will only receive, on the settlement date, the Cash Equivalent Amount. The New 2036 Global Bonds will be issued in integral multiples of U.S.$1.00.

To determine the amount of New 2036 Global Bonds that will be received with respect to a specific tender, the principal amount of Eligible Bonds tendered will be multiplied by the appropriate ratios and the resultant amount will be rounded down to the nearest whole number. This rounded amount will be the principal amount of New 2036 Global Bonds received, and no additional cash will be paid in lieu of any principal amount of New 2036 Global Bonds not received as a result of rounding down.
Hypothetical Calculation
We have set forth in Annex A a hypothetical New Bond Issue Price for the New 2036 Global Bonds, hypothetical Purchase Prices (based on hypothetical Reference Rates and fixed spreads), a hypothetical Exchange Rate and the hypothetical resulting principal amounts of New 2036 Global Bonds to be received in the Exchange Offer. These amounts are for illustrative purposes only. Actual amounts will differ from these hypothetical figures, and that difference may be material.
Tender Procedures
It is recommended that you include in your submission to DTC, Euroclear or Clearstream, Luxembourg a unique reference code for each Exchange Offer. You should create this unique reference code yourself, which may consist of up to 16 characters. It is preferable if such code also includes, in part, the account name or number to allow easy identification of the instructions.
General
If you wish to exchange Eligible Bonds pursuant to the Invitation, you, the custodial entity or direct participant (as the case may be) through which you hold your Eligible Bonds must submit, at or prior to the Expiration Date, your offer to exchange Eligible Bonds in the applicable manner described below.
By submitting an offer with respect to any series of Eligible Bonds and thereby offering to exchange them pursuant to the Invitation, you are deemed to make certain acknowledgments, representations, warranties and undertakings to Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent and the Luxembourg Exchange Agent as set forth under “Holders’ Representations, Warranties and Undertakings.”
Offers with Respect to Eligible Bonds Held in DTC
If you hold your Eligible Bonds through DTC, you must arrange for a direct participant in DTC to submit your exchange offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the Invitation is eligible for ATOP. Accordingly, a DTC participant must electronically transmit its submission of an exchange offer in accordance with DTC’s ATOP procedures for the Invitation. DTC will then send an Agent’s Message to the Exchange Agent.
The term “Agent’s Message” means a message, transmitted by DTC, received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Invitation (as set forth in these Invitation Materials) and that Uruguay may enforce such agreement against such participant. Holders who intend to exchange their Eligible Bonds on the day the Invitation expires should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.
Your offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to your exchange offer must be received by the Exchange Agent at or prior to the Expiration Date.

Offers with Respect to Eligible Bonds Held in Euroclear or Clearstream, Luxembourg
If you hold your Eligible Bonds through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to deliver your exchange offer, which includes “blocking” instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the procedures and deadlines specified by Euroclear or Clearstream, Luxembourg at or prior to the Expiration Date.
“Blocking instructions” means:
•	irrevocable instructions to block any attempt to transfer your Eligible Bonds on or prior to the settlement date;

•	irrevocable instructions to debit your account on the settlement date in respect of all of your Eligible Bonds, or in respect such lesser portion of your Eligible Bonds as are accepted for exchange or purchase by Uruguay, upon receipt of an instruction by the Exchange Agent to receive your Eligible Bonds for Uruguay, and

•	an irrevocable authorization to disclose, to the Information Agent or the Exchange Agent, the identity of the participant account holder and account information;
subject to the automatic withdrawal of the irrevocable instruction in the event that the Invitation is terminated by Uruguay and your right to withdraw your offer to exchange prior to the Expiration Date.
Your exchange offer, which includes your “blocking” instructions, must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of “blocking” instructions to Euroclear or Clearstream, Luxembourg.
Exchange Offers with Respect to Eligible Bonds Held by Custodians
If you hold your Eligible Bonds through a custodian, you may not submit an exchange offer directly. You should contact that custodian to submit exchange offers on your behalf. In the event that your custodian is unable to submit an offer to exchange or “blocking” instructions through the applicable clearing system, as applicable, on your behalf, you should contact the Dealer Manager for assistance in submitting your exchange offer. There can be no assurance that the Dealer Manager will be able to assist you in successfully submitting your exchange offer.
Luxembourg Procedures
If you are in Luxembourg, you may (but are not required to) contact the Luxembourg Exchange Agent and ask it to assist you in submitting your exchange offer according to one of the procedures described above. Any services in connection with the Invitation may be performed in Luxembourg, at the offices of the Luxembourg Exchange Agent, where all information and documentation in connection with the Invitation will be available free of charge.
Deadlines
You are responsible for arranging the timely delivery of your exchange offer pursuant to one of the procedures above.
None of Uruguay, the Dealer Manager, the Exchange Agent or the Luxembourg Exchange Agent will be responsible for the communication of exchange offers by:
•	holders of Eligible Bonds to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Eligible Bonds; or

•	holders of Eligible Bonds or the direct participant to the Exchange Agent, the Luxembourg Exchange Agent, DTC, Euroclear or Clearstream, Luxembourg.

If you hold Eligible Bonds through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any service fees.
Irregularities
All questions regarding the validity, form and eligibility, including time of receipt or revocation or revision, of exchange offers will be determined by Uruguay in its sole discretion, which determination will be final and binding. Uruguay reserves the absolute right to reject any and all offers to exchange Eligible Bonds that are not in proper form or for which any corresponding agreement by Uruguay to exchange would, in the opinion of Uruguay’s counsel, be unlawful. Uruguay reserves the absolute right to waive any of the conditions of the Invitation or defects in tenders. None of Uruguay, the Dealer Manager or the Exchange Agent shall be under any duty to give notice to you, as the tendering holder, of any irregularities in the submission of offers, nor shall any of them incur any liability for the failure to give such notice.
Irrevocability; Withdrawal Rights
Each offer to exchange Eligible Bonds will become irrevocable on the Expiration Date. However, any such offer may be withdrawn or revised prior to the Expiration Date by withdrawing the offer in accordance with the procedures established by, and within the respective deadlines of, DTC, Euroclear and Clearstream, Luxembourg. If Uruguay terminates the Invitation without accepting any offer to exchange Eligible Bonds, all such offers shall automatically be deemed to be withdrawn.
Discretion on the Part of Uruguay; Announcement of Principal Amounts
Uruguay reserves the right not to accept any tenders in its sole discretion. If Uruguay determines in its sole discretion to accept any tenders of any series of Eligible Bonds submitted pursuant to the Invitation, it will at or around 1:00 p.m., New York City time, or as soon as possible thereafter, on the first Trading Day after the Expiration Date, announce by press release issued to the News Services:
•	the preliminary aggregate principal amount of Eligible Bonds of each series (which could be zero) to be acquired in the Invitation and concurrent exchange offers;

•	which series of Eligible Bonds offered were not accepted in the Invitation and concurrent exchange offers; and

•	the preliminary aggregate principal amount of New 2036 Global Bonds to be issued in the Exchange Offer and the concurrent exchange offers.
If Uruguay rejects any series of Eligible Bonds in the Invitation, it will also reject such series of Eligible Bonds if tendered for the 7.625% Bonds due 2036 in the concurrent exchange offers.
At or around 1:00 p.m., New York City time, on the second Trading Day prior to the Expected Settlement Date, Uruguay will select in its sole discretion and announce by press release issued to the News Services:
•	the final expected aggregate principal amount of Eligible Bonds of each series (which could be zero) to be acquired in the Invitation and concurrent exchange offers and

•	the final expected aggregate principal amount of New 2036 Global Bonds of each series to be issued in the Exchange Offer and the concurrent exchange offers.
You may obtain such information by contacting the Information Agent, the Exchange Agent or the Dealer Manager.
In addition, Uruguay will notify the News Services and the Luxembourg Stock Exchange of the results of the Invitation.

No Participation by Uruguay
Uruguay may not submit any offers to exchange Eligible Bonds.
Participation by Uruguayan Governmental Agencies
Uruguayan governmental agencies will be permitted to submit offers to exchange Eligible Bonds.
“Uruguayan governmental agency” means any governmental agency, including the Banco Central, any institution under the direct or indirect control of Uruguay or any Uruguayan governmental agency acting at the direction of, or on behalf of, Uruguay. Regulation of financial institutions in Uruguay by regulatory authorities of Uruguay does not constitute control for this purpose.
Participation by the Dealer Manager
The Dealer Manager and certain of its affiliates will be permitted to submit offers on behalf of holders of Eligible Bonds and on their own behalf. With respect to such orders, receipt of instructions in Euroclear, Clearstream, Luxembourg or DTC may be after the Expiration Date at Uruguay’s sole and absolute discretion.
Term of Invitation, Termination, Amendments
The Invitation will expire at 5:00 p.m., New York City time, on the Expiration Date, unless Uruguay in its sole discretion extends it or terminates it earlier.
At any time before 5:00 p.m., New York City time, on the Expiration Date, Uruguay may, in its sole discretion:
•	terminate the Invitation, including with respect to exchange offers submitted prior to the time of the termination or

•	amend the Invitation from time to time in any fashion.
At any time before 9:00 a.m., New York City time, on the first Trading Day after the Expiration Date, Uruguay may, at its sole discretion, announce that it has extended the Invitation past the originally scheduled Expiration Date. Uruguay also reserves the right, in its sole discretion, not to accept tenders for, or issue, New 2036 Global Bonds.
Publication
Information about the Invitation will be published, to the extent provided in the Invitation Materials, by means of news media in accordance with applicable law and, with regard to the commencement and the results of the Invitation, by an announcement through the News Services and on the website of the Luxembourg Stock Exchange (www.bourse.lu). Holders may obtain information about the Invitation by contacting the Dealer Manager, the Information Agent, the Exchange Agent or the Luxembourg Exchange Agent at the addresses and telephone numbers listed on the inside back cover of the Invitation Materials.
Settlement
Under the current schedule, the Expected Settlement Date will be July 10, 2008, being the ninth Trading Day following the Expiration Date.
We expect the settlement date of the Invitation to be the Expected Settlement Date. However, in the event the settlement date is delayed, the Purchase Price or principal amount of New 2036 Global Bonds you will be entitled to receive for the Eligible Bonds you tendered and Uruguay accepted in the Exchange Offers will not be adjusted; you will not receive any payment for interest accrued on and after the Expected Settlement Date on your Eligible Bonds accepted for exchange; and you will also not be required to make any payment for interest accrued but unpaid on the New 2036 Global Bonds on and after the Expected Settlement Date.

On the settlement date:
•	if Uruguay has accepted your offer to exchange Eligible Bonds, you, as the identified account holder, or DTC, Euroclear or Clearstream, Luxembourg, on your behalf, as the case may be, must deliver to Uruguay good and marketable title to your Eligible Bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind and

•	in return you will receive, solely by credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your Eligible Bonds being exchanged were held, the New 2036 Global Bonds or cash to which you are entitled.
The determination by Uruguay of the Exchange Ratios and any other calculation or quotation made with respect to the Invitation shall be made assuming that the settlement takes place on the Expected Settlement Date and will be conclusive and binding on you, absent manifest error.
Market for the Eligible Bonds and New 2036 Global Bonds
Uruguay intends to cancel all Eligible Bonds acquired by it pursuant to the Invitation and the concurrent exchange offers. Accordingly, the exchange of Eligible Bonds of any series pursuant to the Invitation and the concurrent exchange offers will reduce the aggregate principal amount of Eligible Bonds of the applicable series that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Eligible Bonds of that series not offered or accepted pursuant to the Invitation. Eligible Bonds not exchanged or purchased pursuant to the Invitation will remain outstanding. After the Invitation, Uruguay intends to continue to list on the Luxembourg Stock Exchange, outstanding Eligible Bonds of any series that is currently listed on such stock exchange.
Uruguay will make application to admit the New 2036 Global Bonds to the Official List of the UKLA and to admit the New 2036 Global Bonds to trading on the regulated market of the London Stock Exchange. No assurance can be given as to the liquidity of the trading market for the New 2036 Global Bonds. The price at which the New 2036 Global Bonds will trade in the secondary market is uncertain.

THE ELIGIBLE BONDS
The following table does not purport to be complete and is qualified in its entirety by the applicable documentation for the Eligible Bonds, copies of which may be obtained from the trustee or the Luxembourg listing agent in the case of each series of Eligible Bonds listed on the Luxembourg Stock Exchange.
The aggregate outstanding principal balance of all Eligible Bonds is approximately U.S.$802.2 million.
The Eligible Bonds have the following characteristics:

				Minimum	Amount
Eligible Bonds	ISIN	CUSIP	Common Code	Denomination	Outstanding
EUR Bonds
7.000% Bonds due 2011	XS0131127036	—	013112703	1,000.00	EUR43,300,000
7.000% Bonds due 2012	XS0167136786	—	016713678	1.00	EUR41,400,000
USD Bonds
7.875% Bonds due 2008	US917288AL60	917288AL6	016713546	1.00	US$47,530,000
7.875% Bonds due 2009	US917288AK87	917288AK8	014560149	1,000.00	US$1,270,000
7.250% Bonds due 2009	US760942AH50	760942AH5	009734074	1,000.00	US$4,290,000
8.750% Bonds due 2010	US760942AJ17	760942AJ1	011313868	1,000.00	US$1,950,000
7.250% Bonds due 2011	US917288AY81	917288AY8	016713791	1.00	US$103,410,000
8.375% Bonds due 2011	US917288AP74	917288AP7	016713651	1.00	US$29,980,000
7.625% Bonds due 2012	US917288AJ15	917288AJ1	013930473	1,000.00	US$1,960,000
7.000% Bonds due 2013	US917288AS14	917288AS1	016713694	1.00	US$39,500,000
7.875% Bonds due 2014	US917288AT96	917288AT9	016713716	1.00	US$6,800,000
7.250% Bonds due 2014	US917288AU69	917288AU6	016713724	1.00	US$17,800,000
7.500% Bonds due 2015	US917288AZ56	917288AZ5	016713805	1.00	US$392,400,000
8.750% Bonds due 2015	US917288AV43	917288AV4	016713732	1.00	US$24,100,000
Uruguay does not intend to discontinue to list any outstanding Eligible Bonds on the applicable stock exchanges following the consummation of the Invitation.
Eligible Bonds acquired by Uruguay pursuant to the Invitation and the concurrent exchange offers will be cancelled. Accordingly, the exchange of Eligible Bonds pursuant to the Invitation will reduce the aggregate principal amount of each series of Eligible Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Eligible Bonds of that series not exchanged pursuant to the Invitation.

DESCRIPTION OF THE NEW 2036 GLOBAL BONDS
This prospectus supplement describes the terms of the New 2036 Global Bonds in greater detail than the prospectus and may provide information that differs from the prospectus. To the extent that the information in this prospectus supplement differs from the information in the prospectus, you should rely on the information in this prospectus supplement.
Uruguay will issue the New 2036 Global Bonds under a trust indenture dated as of May 29, 2003 among Uruguay, Banco Central as financial agent to Uruguay, and The Bank of New York, as trustee. The information contained in this section and in the prospectus summarizes some of the terms of the New 2036 Global Bonds and the trust indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the New 2036 Global Bonds. Therefore, Uruguay urges you to read the indenture and the form of the securities in making your investment decision. Uruguay has filed or will file copies of these documents with the United States Securities and Exchange Commission and will also file copies of these documents at the offices of the trustee.
Terms of the New 2036 Global Bonds
The New 2036 Global Bonds will:
•	be issued in an aggregate principal amount that depends on the level of participation in the Invitation and in the concurrent exchange offers launched by Uruguay outside the United States, the exercise by Uruguay of its right not to accept one or more series of Eligible Bonds tendered and the aggregate principal amount of tenders accepted pursuant to the Invitation and pursuant to the concurrent exchange offers launched by Uruguay outside the United States;

•	be represented by one or more global securities in fully registered form only, without coupons, in denominations of one unit of the currency of denomination and integral multiples of one unit of such currency in excess thereof;

•	be registered in the name of a nominee of DTC and recorded on, and transferred through, the records maintained by DTC and its participants, including Euroclear and Clearstream, Luxembourg;

•	be direct, general, unconditional and unsecured obligations of Uruguay;

•	rank equal in right of payment with all of Uruguay’s payment obligations relating to unsecured and unsubordinated external indebtedness;

•	be available in certificated form only under certain limited circumstances;

•	be governed by the law of the State of New York;

•	mature on March 21, 2036;

•	accrue interest on the outstanding principal amount from and including March 21, 2006 at the rate of 7.625% per annum, interest for any period less than a year being calculated on the basis of a 360-day year of twelve 30-day months;

•	pay interest in U.S. dollars in arrears on March 21 and September 21 of each year, commencing on September 21, 2008, with a final interest payment on the maturity date;

•	be consolidated, form a single series and be fully fungible with Uruguay’s outstanding U.S.$1,285,667,105 7.625% Bonds due 2036 (CUSIP No. 760942AS1, ISIN US760942AS16, Common Code 024873811) and any 7.625% Bonds due 2036 (CUSIP No. 760942AS1, ISIN US760942AS16, Common Code 024873811) issued in the exchange offers launched concurrently with this Invitation outside the United States; and

•	pay principal in three equal installments on March 21, 2034, March 21, 2035 and the maturity date.

Payment of Principal and Interest
If any date for an interest or principal payment on a New 2036 Global Bond is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Uruguay will make the payment on the next New York City banking day. No interest on the New 2036 Global Bonds will accrue as a result of this delay in payment.
If any money that Uruguay pays to the trustee or to any paying agent to make payments on any New 2036 Global Bonds is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Uruguay will hold the unclaimed money in trust for the relevant holders until four years from the date on which the payment first became due.
Global Bonds
Payments of principal, interest and additional amounts, if any, in respect of the New 2036 Global Bonds will be made to DTC or its nominee, as the registered holder of those global securities. Uruguay expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither Uruguay nor the trustee, which will act as Uruguay’s principal paying agent, shall have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its nominee, or any failure on the part of DTC in making payments to holders of the New 2036 Global Bonds from the funds it receives.
Certificated Bonds
Uruguay will arrange for payments to be made on any New 2036 Global Bonds in certificated form to the person in whose name the certificated New 2036 Global Bonds are registered, by wire transfer or by check mailed to the holder’s registered address.
Modifications
The indenture and the New 2036 Global Bonds contain collective action clauses with provisions regarding future modifications to the terms of the New 2036 Global Bonds and to multiple series of debt securities issued under the indenture.
Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the debt securities of one or more series may be made or given pursuant to (i) a written action of the holders of the debt securities of that series without the need for a meeting, or (ii) by vote of the holders of the debt securities of that series taken at a meeting of the respective holders thereof, in each case in accordance with the applicable provisions of the indenture and the debt securities.
Any modification, amendment, supplement or waiver to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of such series at the time outstanding.
However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:
•	change the date for payment of principal or premium of, or any installment of interest on, the debt securities of a series;

•	reduce the principal amount or redemption price or premium, if any, payable under the debt securities of a series;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of a series;

•	reduce the interest rate on the debt securities of a series;

•	change the currency or place of payment of any amount payable under the debt securities of a series;

•	change the obligation of Uruguay to pay additional amounts in respect of the debt securities of a series;

•	change the definition of “outstanding” or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the debt securities) in respect of the debt securities of a series;

•	authorize the trustee, on behalf of all holders of the debt securities of a series, to exchange or substitute all the debt securities of that series for, or convert all the debt securities of that series into, other obligations or securities of Uruguay or any other Person; or

•	change the pari passu ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms and conditions of the debt securities of a series.
We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”
Any reserve matter modification to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 75% in aggregate principal amount of the debt securities of such series at the time outstanding.
If Uruguay proposes any reserve matter modification to the terms and conditions of the debt securities of two or more series, or to the indenture insofar as it affects the debt securities of two or more series, in either case as part of a single transaction, Uruguay may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for any affected series if made with the consent of Uruguay and:
•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that reserve matter modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each affected series (taken individually).
If any reserve matter modification is sought in the context of a simultaneous offer to exchange the debt securities of one or more series for new debt instruments of Uruguay or any other Person, Uruguay shall ensure that the relevant provisions of the affected debt securities, as amended by such modification, are no less favorable to the holders thereof than the provisions of the new instrument being offered in the exchange, or, if more than one debt instrument is so offered, no less favorable than the new debt instrument issued having the largest aggregate principal amount.
Uruguay agrees that it will not issue new debt securities or reopen any existing series of debt securities with the intention of placing such debt securities with holders expected to support any modification proposed by Uruguay (or that Uruguay plans to propose) for approval pursuant to the modification provisions of the indenture or the terms and conditions of any series of debt securities.
Any modification consented to or approved by the holders of the debt securities of one or more series pursuant to the modification provisions will be conclusive and binding on all holders of the debt securities of that series, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the debt securities of that series, whether or not notation of such modification is made upon the debt securities of that series. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such debt security.

Before seeking the consent of any holder of a debt security of any series to a reserve matter modification affecting that series, Uruguay shall provide to the trustee (for onward distribution to the holders of the affected debt securities) the following information:
•	a description of the economic or financial circumstances that, in Uruguay’s view, explain the request for the proposed modification;

•	if Uruguay shall at the time have entered into a standby, extended funds or similar program with the International Monetary Fund, a copy of that program (including any related technical memorandum); and

•	a description of Uruguay’s proposed treatment of its other major creditor groups (including, where appropriate, Paris Club creditors, other bilateral creditors and internal debtholders) in connection with Uruguay’s efforts to address the situation giving rise to the requested modification.
For purposes of determining whether the required percentage of holders of the notes has approved any modification, amendment, supplement or waiver or other action or instruction pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any debt securities owned or controlled, directly or indirectly, by Uruguay or any public sector instrumentality of Uruguay will be disregarded and deemed to be not outstanding. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the government of Uruguay or any corporation, trust, financial institution or other entity owned or controlled by the government of Uruguay or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity. In determining whether the trustee shall be protected in relying upon any modification, amendment, supplement or waiver, or any notice from holders, only debt securities that the trustee knows to be so owned shall be so disregarded.
Prior to any vote on a reserve matter modification affecting any series of debt securities, Uruguay shall deliver to the trustee a certificate signed by an authorized representative of Uruguay specifying, for Uruguay and each public sector instrumentality, any debt securities of that series deemed to be not outstanding as described above or, if no debt securities of that series are owned or controlled by Uruguay or any public sector instrumentality, a certificate signed by an authorized representative of Uruguay to this effect.
Limitation on Time for Claims
Claims against Uruguay for the payment of principal or interest on the New 2036 Global Bonds (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.
Additional Amounts
Uruguay will make all principal and interest payments on the New 2036 Global Bonds without withholding or deducting any present or future taxes imposed by Uruguay or any of its political subdivisions. If Uruguayan law requires Uruguay to deduct or withhold taxes (which it currently does not require), Uruguay will pay the holders of New 2036 Global Bonds the additional amounts necessary to ensure that they receive the same amount as they would have received without any withholding or deduction.
Uruguay will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:
•	the holder of New 2036 Global Bonds has or had some connection with Uruguay other than merely owning the securities or receiving principal and interest payments on the New 2036 Global Bonds;

•	the holder of New 2036 Global Bonds has failed to comply with any certification or other reporting requirement concerning its nationality, residence, identity or connection with Uruguay, and Uruguay requires compliance with these reporting requirements as a precondition to exemption from Uruguayan withholding taxes or deductions and has provided notice of such requirement to the trustee at least 60 days prior to the date such compliance is required; or

•	the holder of New 2036 Global Bonds has failed to present its security within 30 days after a payment of principal or interest has been made available to the holder.
Uruguay will pay any administrative, excise or property taxes that arise in Uruguay under Uruguayan law in connection with the New 2036 Global Bonds. Uruguay will also indemnify the holder of New 2036 Global Bonds against any administrative, excise or property taxes resulting from the enforcement of the obligations of Uruguay under the New 2036 Global Bonds following an event of default.
Paying Agents and Transfer Agent
So long as any New 2036 Global Bonds remain outstanding, Uruguay will maintain a principal paying agent in the United Kingdom and a registrar in New York City for the New 2036 Global Bonds and maintain in New York City an office or agency where notices and demands to or upon Uruguay in respect of the New 2036 Global Bonds or of the indenture may be served. Uruguay has initially designated the corporate trust office of the trustee as the agency for each such purpose and as the place where the Register will be maintained.
Uruguay will provide prompt notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.
Further Issues
Uruguay may without the consent of the holders of New 2036 Global Bonds create and issue additional securities with the same terms and conditions as the New 2036 Global Bonds (or the same except for the amount of the first interest payment) so long as the additional securities are consolidated and form a single series with any outstanding New 2036 Global Bonds. See “—Terms of the New 2036 Global Bonds.”
Notices
All notices to holders of New 2036 Global Bonds will be published in the Financial Times in London. If at any time publication in the Financial Times is not practicable, Uruguay will publish notices in another daily newspaper with general circulation in London. Any notice so published shall be deemed to have been given on the date of its publication.
Notices will also be mailed to holders of New 2036 Global Bonds at their registered addresses. So long as a clearing system, or its nominee or common custodian, is the registered holder of New 2036 Global Bonds represented by a global security or securities, each person owning a beneficial interest in a global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system. Uruguay will consider mailed notice to have been given three business days after it has been sent.
Registration and Book-Entry System
New 2036 Global Bonds will be represented by interests in one or more permanent global securities in definitive fully registered form, without interest coupons attached, which will be registered in the name of a nominee for DTC and which will be deposited on or before the settlement date with a custodian for DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

If you wish to hold securities through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.
If you so choose, you may hold your beneficial interests in the global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.
In sum, you may elect to hold your beneficial interests in a U.S. Dollar Global Bond:
•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream, Luxembourg; or

•	through organizations that participate in such systems.
DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the New 2036 Global Bonds. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the New 2036 Global Bonds or the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.
As an owner of a beneficial interest in the global securities, you will generally not be considered the holder of any New 2036 Global Bonds under the indenture for the New 2036 Global Bonds.
The laws of some states of the United States require that certain persons take physical delivery of securities in certificated form. Consequently, your ability to transfer interests in a global security may be limited.
Certificated Securities
Uruguay will issue securities in certificated form in exchange for interests in a global security only if:
•	the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary and Uruguay or Banco Central acting on Uruguay’s behalf does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the New 2036 Global Bonds represented by global securities; or

•	the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the New 2036 Global Bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.
If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may issue, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.
Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of or interest on the securities.

CLEARANCE AND SETTLEMENT
The information in this section concerning Euroclear, Clearstream, Luxembourg, and DTC and their book-entry systems has been obtained from sources Uruguay believes to be reliable, but Uruguay makes no representation or warranty with respect to this information. Euroclear, Clearstream, Luxembourg and DTC are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Uruguay, the trustee, or the Exchange Agent will be responsible for Euroclear’s, Clearstream, Luxembourg’s or DTC’s performance of its obligations under its rules and procedures, or for the performance by direct or indirect participants of its obligations under the rules and procedures of the clearing systems.
Arrangements have been made with each of Euroclear, Clearstream, Luxembourg, and DTC to facilitate initial issuance of the New 2036 Global Bonds. Transfers within Euroclear, Clearstream, Luxembourg, and DTC will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the New 2036 Global Bonds through DTC and investors who hold or will hold the New 2036 Global Bonds through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.
The Clearing Systems
Euroclear
Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.
Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euro-Clear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), the Joint Dealer Managers, other securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking Commission.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.
Distributions with respect to New 2036 Global Bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the depositary for Euroclear.
Clearstream, Luxembourg
Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.
Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg participants are financial institutions round the world, including the Joint Dealer Managers, other securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly.
Distributions with respect to New 2036 Global Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.
DTC
DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC (“DTC Participants”) include the global coordinator, the Joint Dealer Managers, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.
Transfers of ownership or other interests in New 2036 Global Bonds in DTC may be made only through DTC participants. In addition, beneficial owners of New 2036 Global Bonds in DTC will receive all distributions of principal of and interest on the New 2036 Global Bonds from the trustee through such DTC participant.
Initial Settlement
Upon the issuance of the New 2036 Global Bonds, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by the New 2036 Global Bond to the accounts of DTC participants. Such accounts initially will be designated by the Exchange Agent, and will be the same as the accounts in which the Eligible Bonds accepted for exchange were held. Ownership of beneficial interests in the New 2036 Global Bonds will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the New 2036 Global Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.
Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.
The New 2036 Global Bonds that Uruguay will issue pursuant to the Invitation will be credited to the securities custody accounts of persons who hold such bonds through DTC (other than through accounts at Euroclear and Clearstream, Luxembourg) on the settlement date and to persons who hold such bonds through Euroclear and Clearstream, Luxembourg on the business day following the settlement date.

Secondary Market Trading
Since the purchaser determines the place of delivery, it is important for you to establish at the time of a secondary market trade the location of both the purchaser’s and seller’s accounts to ensure that settlement can be on the desired value date. Although Euroclear, Clearstream, Luxembourg and DTC have agreed to the following procedures in order to facilitate transfers of interests in the New 2036 Global Bonds among participants of Euroclear, Clearstream, Luxembourg and DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Uruguay nor the Exchange Agent, any paying agent or the registrar will have any responsibility for the performance by Euroclear, Clearstream, Luxembourg, or DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Trading Between DTC Accountholders
Secondary market trading of New U.S.$ Global Bonds represented by the book-entry security between DTC accountholders will trade in DTC’s settlement system and will therefore settle in same-day funds.
Trading Between Euroclear and/or Clearstream, Luxembourg Participants
Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will be settled using the procedures applicable to conventional Eurobonds in same-day funds.
Trading Between DTC Seller and Clearstream, Luxembourg or Euroclear Purchaser
When interests are to be transferred from the account of a DTC accountholder to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg or Euroclear participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to receive the beneficial interest against payment. Payment will include interest accrued on the beneficial interest in the New 2036 Global Bonds from and including the last interest payment date to and excluding the settlement date. Payment will then be made by the depositary to the DTC accountholder’s account against delivery of the interest in the applicable bonds. After settlement has been completed, the interest will be credited to the respective clearing system, and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg participant’s or Euroclear participant’s account. The securities credit will appear the next day, European time. The cash debit will be back-valued to, and the interest of the applicable New 2036 Global Bonds will accrue from, the value date, which will be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date, that is, if the trade fails, the Clearstream, Luxembourg or Euroclear cash debit will be valued instead as of the actual settlement date.
Clearstream, Luxembourg participants and Euroclear participants will need to make available to the respective clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement either from cash on hand or existing lines of credit, as participants would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, participants may take on credit exposure to Clearstream, Luxembourg or Euroclear until the interests in the New 2036 Global Bonds are credited to their accounts one day later.
As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to a Clearstream, Luxembourg or Euroclear participant, the participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing interests in the bonds would incur overdraft charges for one day, assuming they cleared the overdraft when the interests in such bonds were credited to their accounts. However, interest on the book-entry security would accrue from the value date. Therefore, in many cases the investment income on the interest in the New 2036 Global Bonds earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.
Since the settlement is taking place during New York business hours, DTC accountholders can employ their usual procedures for transferring bonds to the respective depositaries of Clearstream, Luxembourg or Euroclear for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC accountholders, a cross-market sale transaction will settle no differently from a trade between two DTC accountholders.

Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase interests in the bonds from DTC accountholders for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:
•	borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures

•	borrowing the interests in the United States from a DTC accountholder no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade, or

•	staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC accountholder is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.
Trading Between Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser
Due to time zone differences in their favor, Clearstream, Luxembourg and Euroclear participants may employ their customary procedures for transactions in which interests in the bonds are to be transferred by the respective clearing system, through its respective depositary, to a DTC accountholder. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant, at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to credit the interest in the bonds to the DTC accountholder’s account against payment. Payment will include interest accrued on the beneficial interest in the bonds from and including the last interest payment date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream, Luxembourg participant or Euroclear participant the following day. Receipt of the cash proceeds in the Clearstream, Luxembourg or Euroclear participant’s account will be back-valued to the value date, which will be the preceding day, when settlement occurs in New York. If the Clearstream, Luxembourg or Euroclear participant has a line of credit in its clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date, that is, if the trade fails, receipt of the cash proceeds in the Clearstream, Luxembourg or Euroclear participant’s account would instead be valued as of the actual settlement date.

TAXATION
The following discussion summarizes certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you exchange Eligible Bonds for New 2036 Global Bonds and to the acquisition, ownership and disposition of the New 2036 Global Bonds. This summary is based on laws and regulations in effect in Uruguay and laws, regulations, rulings and decisions now in effect in the United States. Any change could apply retroactively and could affect the continued validity of this summary. This discussion supplements, and to the extent that it differs, supersedes the “Taxation” section contained in the accompanying prospectus.
This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of exchanging Eligible Bonds for New 2036 Global Bonds and holding New 2036 Global Bonds, including the relevance to your particular situation of the considerations discussed below, as well as of foreign, state, local or other tax laws.
Uruguayan Income Tax Consequences
The following discussion summarizes certain aspects of Uruguayan income taxation that may be relevant to you if you are Non-Resident Holder of bonds. For the purposes of this summary, you are a “Non-Resident Holder” if you are a holder of bonds who is an individual that is a non-resident of Uruguay or a legal entity that is neither organized in, nor maintains a permanent establishment in Uruguay. This summary may also be relevant to you if you are a Non-Resident Holder of bonds in connection with the holding and disposition of the bonds. The summary is based on Uruguay laws, rules and regulations now in effect, all of which may change. This summary is not intended to constitute a complete analysis of the income tax consequences under Uruguayan law of the receipt, ownership or disposition of the bonds, in each case if you are a non-resident of Uruguay, nor to describe any of the tax consequences that may be applicable to you if you are a resident of Uruguay.
Under Uruguayan law, as currently in effect, if you are a Non-Resident Holder of bonds, interest and principal payments on the bonds will not be subject to Uruguayan income or withholding tax. If you are a Non-Resident Holder and you obtain capital gains resulting from any trades of bonds effected between or in respect of accounts maintained by or on behalf of you will not be subject to Uruguayan income or other Uruguayan taxes where you have no connection with Uruguay other than as a holder of an interest in bonds. If you are a Non-Resident Holder, payments of interest and principal on bonds to you, and any gain realized upon the disposition of bonds by you, will not be subject to Uruguayan taxes.
U.S. Federal Income Tax Consequences
The following discussion summarizes certain U.S. federal income tax consequences of the Invitation that may be material to a U.S. Holder of the Eligible Bonds. You are a “U.S. Holder” if you are a beneficial owner of Eligible Bonds that is a citizen or resident of the United States, or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Eligible Bonds. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to your decision to participate in the Invitation, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark-to-market and dealers in securities or currencies, (ii) persons that hold Eligible Bonds or will hold New 2036 Global Bonds as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold Eligible Bonds or will not hold New 2036 Global Bonds as capital assets or (v) persons that do not acquire New 2036 Global Bonds pursuant to the Invitation.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.
Uruguay has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state, local or foreign jurisdiction.
YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE INVITATION AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.
Consequences of Exchanging your Eligible Bonds for New 2036 Global Bonds
In General
For U.S. federal income tax purposes, the exchange of Eligible Bonds for New 2036 Global Bonds will be considered a significant modification of the Eligible Bonds, because of one or more changes in the material substantive terms of the Eligible Bonds (e.g., change in timing of payments, interest rate basis, yield, payment schedules or currency of denomination) will change as a result of the exchange. Under general principles of U.S. federal income tax law, a modification of the terms of a debt instrument (including an exchange of one debt instrument for another debt instrument having different terms) is a taxable event upon which gain or loss is realized only if such modification is “significant.” A modification of a debt instrument that is not a significant modification does not create a taxable event. Under applicable regulations, the modification of a debt instrument is a “significant” modification if, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments or a change in the yield of a debt instrument, are significant.
A portion of the New 2036 Global Bonds that you receive will be treated as received in payment of such accrued but unpaid interest for U.S. federal income tax purposes and will be taxable to you as interest income, to the extent you have not previously included such amounts in income. Except with respect to New 2036 Global Bonds exchanged for Eligible Interest (i.e. accrued but unpaid interest on the Eligible Bonds), the discussion below assumes that any New 2036 Global Bonds that you receive will be treated as received in exchange for the Eligible Bonds, not as accrued but unpaid interest.
Taxable Exchange
In general, because the exchange of your Eligible Bonds for New 2036 Global Bonds will be a taxable transaction under the rules described above, you will recognize capital gain or loss in the exchange (subject to the discussion of the market discount and foreign currency rules set forth below) in an amount equal to the difference between the amount realized in the exchange and your adjusted tax basis in the Eligible Bonds tendered at the time of the consummation of the Invitation. Your adjusted tax basis in an Eligible Bond generally will equal the amount paid therefor, increased by the amount of any market discount or OID you have previously taken into account and reduced by the amount of any amortizable bond premium previously amortized with respect to the Eligible Bonds and by any payments other than payments of interest (i.e. stated interest that is unconditionally payable in cash or property at least annually during the entire term of an Eligible Bond at a single fixed rate of interest). Although not free from doubt, the amount that you realize in the exchange should be equal to the fair market value of the Eligible Bonds you exchanged for New 2036 Global Bonds, as of the date of the exchange. Except to the extent attributable to accrued but unpaid interest, any such capital gain or loss will be long-term capital gain or loss if your holding period for the Eligible Bonds on the date of exchange is more than one year. Gain or loss attributable to accrued but unpaid interest (to the extent not previously included in income) will be taxed as ordinary income.
In general, if you acquired the Eligible Bonds with market discount, any gain you realize in the exchange of the Eligible Bonds will be treated as ordinary income to the extent of the portion of the market discount that has accrued while you held such Eligible Bonds, unless you have elected to include market discount in income currently as it accrues.

Gain or loss that you recognize in the exchange of a foreign currency-denominated Eligible Bond, including any foreign currency gain or loss that you recognize generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the security. If the amount of ordinary loss that you recognize in these circumstances exceeds certain specified thresholds, you may be required to comply with special rules that require that such amounts be reported to the IRS. You should consult with your tax advisor regarding the possible application of these reporting requirements.
Any gain or loss that you recognize generally should be treated as U.S.-source income or loss for U.S. foreign tax credit limitation purposes. Accrued interest income with respect to the Eligible Bond that is treated as paid as a result of the exchange of the Bonds will constitute income from sources outside the United States, and for U.S. foreign tax credit purposes, for taxable years beginning after December 31, 2006, such income should generally constitute “passive income”. The rules governing the U.S. foreign tax credit are complex, and you are urged to consult your tax advisor regarding the application of the rules to your particular circumstances.
Consequences of Holding the New 2036 Global Bonds
Issue Price. Uruguay expects the New 2036 Global Bonds should form part of a “qualified reopening” for U.S. federal income tax purposes, and therefore they should be part of the same issue of the outstanding 7.625% Bonds due 2036 for U.S. federal income tax purposes. Therefore, Uruguay anticipates that, for U.S. federal income tax purposes, the New 2036 Global Bonds should be deemed to have the same issue price as the outstanding 7.625% Bonds due 2036.
Payments or Accruals of Interest. In general, payments or accruals of interest in respect of the New 2036 Global Bonds will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).
Market Discount. A New 2036 Global Bond generally will be treated as purchased at a market discount if the Note’s stated redemption price at maturity exceeds the amount for which the U.S. Holder purchased the Note by at least 0.25 percent of the Bond’s stated redemption price at maturity or adjusted issue price, respectively, multiplied by the number of complete years to such Bond’s maturity. In such case, the Bond will be considered to have market discount in your hands. If this excess is not sufficient to cause the Bond to be a market discount Bond, then the excess constitutes “de minimis market discount.” To the extent the discount is “de minimis” under the rules described above, the market discount rules described below do not apply. If the New 2036 Global Bonds are considered to have market discount, any gain that you realize on their disposition generally will be treated as ordinary income to the extent of the market discount that accrued on the Bonds while held by you. You may elect to include market discount on the New 2036 Global Bonds in your income on a current basis as it accrues (on either a ratable rate or, at your election, under a constant yield method) in lieu of treating a portion of any gain realized on a sale of the Bonds as ordinary income. Any such election, if made, applies to all market discount bonds acquired by you on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Although not free from doubt, for this purpose, the purchase price for the New 2036 Bonds should be equal to the fair market value of the Eligible Bonds you exchanged for New 2036 Global Bonds, as of the date of the exchange.
Premium. If you purchase a New 2036 Global Bond at a cost greater than the bond’s remaining redemption amount, you will be considered to have purchased the bond at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all bonds that you hold at the time of the election, as well as any bonds that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the bond. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the bond matures. Although not free from doubt, for this purpose, the purchase price for the New 2036 Bonds should be equal to the fair market value of the Eligible Bonds you exchanged for New 2036 Global Bonds, as of the date of the exchange.

Purchase, Sale and Retirement of the New 2036 Global Bonds. Initially, your tax basis in a New 2036 Global Bond generally will equal the fair market value of the Eligible Bonds you exchanged for New 2036 Global Bonds, as of the date of the exchange.
When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest) and your tax basis in the note. If you sell 2036 Global Bonds for foreign currency, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the bond is disposed.
Gain or loss that you recognize on the sale, exchange or retirement of a note, except to the extent attributable to accrued but unpaid interest, generally will be capital gain or loss (subject to the market discount rules described above under “—Consequences of Holding the 2036 New Global Bonds—Market Discount”). The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited. Gain or loss attributable to accrued but unpaid interest (to the extent not previously included in income) will be taxed as ordinary income.
Non-U.S. Holders
Subject to the discussion of backup withholding below, if you are a “Non-U.S. Holder” (i.e. a Holder that is not a U.S. Person, as defined below), the interest income, other ordinary income and gains that you derive in respect of the Eligible Bonds and the New 2036 Global Bonds generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below under “Backup Withholding and Information Reporting”) of the IRS to establish that you are a Non-U.S. Holder. For this purpose, a “U.S Person” is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.
Even if you are a Non-U.S. Holder, you may still be subject to U.S. federal income taxes on any interest income, including OID, or other ordinary income you derive in respect of the New 2036 Global Bonds if such interest is effectively connected with the conduct of a trade or business in the United States, or otherwise attributable to a permanent establishment taxable in the United States pursuant to a tax treaty.
If you are a Non-U.S. Holder, any gain you realize on a sale or exchange of the Eligible Bonds or the New 2036 Global Bonds generally will be exempt from U.S. federal income tax, including withholding tax, unless:
•	such gain is effectively connected with the conduct of your trade or business within the United States or otherwise attributable to a permanent establishment taxable in the United States pursuant to a tax treaty, or

•	if you are an individual, you are present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and either:
•	such gain is attributable to your office or fixed place of business maintained in the United States, or

•	you have a tax home in the United States.
Backup Withholding and Information Reporting
In general, information reporting requirements will apply to the accrual of OID and to payments in respect of the New 2036 Global Bonds within the United States if you are not a corporation, and backup withholding will apply to such payments if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax return.

Backup withholding will not apply to payments made by Uruguay or any agent thereof (acting in such capacity) to you if you are a Non-U.S. Holder so long as either (i) if you are the beneficial owner, you certify to Uruguay or its agent, under penalties of perjury, that you are a Non-U.S. Holder and provide your name, address and taxpayer identification number or (ii) you have otherwise established an exemption, and provided that neither Uruguay nor its agent has actual knowledge that you are not a Non-U.S. Holder or that the conditions of any exemption are not in fact satisfied.
Backup withholding and information reporting will not apply to the sale of New 2036 Global Bonds effected outside the United States by a foreign office of a foreign broker, provided that such broker (i) derives less than 50 percent of its gross income for certain periods from the conduct of a trade or business in the United States, (ii) is not a controlled foreign corporation for United States federal income tax purposes and (iii) is not a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. If you receive payments of such amounts outside the United States from a foreign office of any other broker, the payment will not be subject to backup withholding tax, but will be subject to information reporting requirements unless (i) you are the beneficial owner and such broker has documentary evidence in its records that you are a Non-U.S. Holder or (ii) you otherwise establish an exemption, and provided that the broker does not have actual knowledge that you are not a Non-U.S. Holder or that the conditions of any exemption are not in fact satisfied.
Backup withholding is not an additional tax. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s U.S. federal income tax liability by filing a refund claim with the IRS. A U.S. Holder will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

PLAN OF DISTRIBUTION
Uruguay has entered into a dealer manager agreement with the Dealer Manager for the Invitation. Pursuant to the dealer manager agreement, Uruguay has:
•	retained the Dealer Manager to act, directly or through affiliates, on behalf of Uruguay as the Dealer Manager in connection with the Invitation,

•	agreed to pay the fee set forth in the dealer manager agreement to be filed as part of Uruguay’s Registration Statement with the SEC to the Dealer Manager for soliciting acceptances of the Invitation. Such fee is based on the aggregate principal amount of the Eligible Bonds exchanged or tendered pursuant to the Invitation and the current exchange offers and will be payable on the consummation of the Invitation. In compliance with Financial Industry Regulatory Authority (“FINRA”) guidelines, the maximum compensation to the Dealer Manager or agents in connection with the Invitation will not exceed 8% of the aggregate total principal amount of the Eligible Bonds to be exchanged,

•	agreed to reimburse the Dealer Manager for certain expenses in connection with the Invitation, and

•	agreed to indemnify the Dealer Manager against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Dealer Manager may be required to make because of those liabilities.
The dealer manager agreement contains various other representations, warranties, covenants and conditions customary for agreements of this sort.
The Dealer Manager is relying on an exemption granted by the SEC form Rule 101 of Regulation M under the U.S. Securities Exchange Act of 1934, as amended, with respect to the trading activities of the Dealer Manager and certain of its affiliates in connection with the Invitation.
At any given time, the Dealer Manager may trade the Eligible Bonds or other debt securities of Uruguay for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the Eligible Bonds or other securities of Uruguay.
If the Dealer Manager acquires any New 2036 Global Bonds pursuant to the Invitation, it may resell the New 2036 Global Bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale.
The Dealer Manager and its affiliates have provided, and expect to provide in the future, financial advisory, investment banking and general banking services to Uruguay and its governmental agencies and instrumentalities, for which they have received and expect to receive customary fees and commission. The Dealer Manager and its affiliates may, from time to time, engage in transactions with and perform services for Uruguay in the ordinary course of business.
Until 40 days after the settlement date, all dealers effecting transactions in the New 2036 Global Bonds in the United States, whether or not participating in the Invitation, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus, as they may have been supplemented.
Uruguay has retained Citibank, N.A. to act as Exchange Agent in connection with the Invitation.
Uruguay has agreed to:
•	pay the Exchange Agent customary fees for its services, and

•	reimburse the Exchange Agent for certain of its out-of-pocket expenses in connection with the Invitation.

HOLDERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
By tendering Eligible Bonds, the holder of such tendered Eligible Bonds is deemed to acknowledge, represent, warrant and undertake to Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent and the Luxembourg Exchange Agent that it is either a qualified eligible holder or a cash eligible holder of Eligible Bonds and that as of the Expiration Date and on the settlement date:
(1)	it has received and reviewed the Invitation Materials and understands and agrees to all terms and conditions;

(2)	it understands that the tender of Eligible Bonds pursuant to any of the procedures set forth in the Invitation Materials will constitute its acceptance of the terms and conditions of the Invitation;

(3)	at the time of the Invitation, it was a U.S. Person for the purposes of Rule 902(k) of the Securities Act;

(4)	upon the terms and subject to the conditions of the Invitation, it irrevocably accepts the Invitation in respect of the principal amount of Eligible Bonds that it is tendering and accrued interest to (but not including) the settlement date and, subject to and effective upon exchange or purchase of the tendered Eligible Bonds on the settlement date, it sells/exchanges, assigns and transfers to, or to the order of, Uruguay all right, title and interest in and to all of the Eligible Bonds tendered by such holder;

(5)	it has (a) arranged for a direct participant in DTC, Euroclear or Clearstream, Luxembourg as appropriate, to deliver tender instructions with respect to the Eligible Bonds to DTC, Euroclear or Clearstream, Luxembourg, as appropriate, in the manner specified in the Invitation prior to 5:00 p.m., New York City time, on the Expiration Date, (b) authorized DTC, Euroclear or Clearstream, Luxembourg as appropriate, in accordance with their procedures and deadlines, to (i) block any attempt to transfer prior to the settlement date such Eligible Bonds, (ii) cancel such Eligible Bonds (or such lesser portion as shall be accepted for tender by Uruguay) upon receipt of an instruction from the Exchange Agent on or after the settlement date to have such Eligible Bonds cancelled and (iii) disclose the name of the registered holder and information about the foregoing instructions with respect to such Eligible Bonds, and (c) further authorized the Exchange Agent to instruct DTC, Euroclear or Clearstream, Luxembourg, as appropriate, as to the aggregate principal amount of such Eligible Bonds that shall have been accepted for tender by Uruguay.

(6)	it has full power and authority to accept the Invitation and tender, exchange, assign and transfer the Eligible Bonds tendered, and that, if such Eligible Bonds are accepted for exchange then (i) on the settlement date, it will deliver good and marketable title thereto, free and clear of all liens, charges, claims, interests, rights of third parties, encumbrances and restrictions of any kind and such Eligible Bonds will not be subject to any adverse claim or right; and (ii) it will, upon request, execute and deliver additional documents and/or do such other things deemed by the Dealer Manager, the Exchange Agent or Uruguay to be necessary or desirable to complete the exchange, assignment and transfer of the Eligible Bonds tendered or to evidence such power and authority;

(7)	it understands that an acceptance for payment of Eligible Bonds pursuant to any of the procedures described in the Invitation Materials will constitute a binding agreement between such holder and Uruguay in accordance with the terms and subject to the conditions of the Invitation;

(8)	it shall indemnify Uruguay, the Dealer Manager, the Information Agent, the Exchange Agent and the Luxembourg Exchange Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties and/or undertakings given pursuant to, the Invitation (including any acceptance thereof) by any such holder; and

(9)	either that its entire holding of the series of Eligible Bonds tendered is less than $100,000 or €100,000, as applicable (in the case of cash eligible holders) or that the aggregate principal amount of Eligible Bonds tendered in the Exchange Offer for the New 2036 Global Bonds is not less than $100,000 or €100,000, as applicable (in the case of qualified eligible holders).

FORWARD-LOOKING STATEMENTS
The following documents may contain forward-looking statements:
•	this prospectus supplement

•	the accompanying prospectus;

•	any amendment or supplement hereto; and

•	the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. The information contained in this prospectus supplement identifies important factors that could cause such differences. Such factors include, but are not limited to:
•	adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•	adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

VALIDITY OF THE NEW 2036 GLOBAL BONDS
The validity of the New 2036 Global Bonds will be passed upon for Uruguay by Counsel to the Ministry of Economy and Finance of Uruguay and by Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, special New York counsel to Uruguay. The validity of the New 2036 Global Bonds will be passed upon for the Dealer Manager by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, United States counsel to the Dealer Manager, and by Guyer & Regules, Plaza Independencia 811, 11100 Montevideo, Uruguayan counsel to the Dealer Manager.
As to all matters of Uruguayan law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay, and Shearman & Sterling LLP may rely on the opinion of Guyer & Regules.
As to all matters of United States law, Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, and Guyer & Regules may rely on the opinion of Shearman & Sterling LLP. All statements with respect to matters of Uruguayan law in this prospectus supplement and the accompanying prospectus have been passed upon by Counsel to the Ministry of Economy and Finance of Uruguay and Guyer & Regules and are made upon their authority.
GENERAL INFORMATION
Significant Changes to Public Finance and Trading Position
Since December 31, 2007, there have been no significant changes to the public finance and trade data of the Republic of Uruguay.
Due Authorization
Uruguay has authorized the creation and issue of the New Bonds pursuant to Decree No. 465/007, dated December 3, 2007 and No. 297/008, dated June 23, 2008, each of the Executive Power of the Republic of Uruguay, and resolutions of the Ministry of Finance.
Listing; Luxembourg Exchange Agents
Application will be made to admit the Bonds to the Official List of the UKLA and to admit the New 2036 Global Bonds to trading on the regulated market of the London Stock Exchange.
Uruguay has appointed a Luxembourg Exchange Agent in connection with the Invitation. The Luxembourg Exchange Agent, from each of whom copies of the Invitation Materials and Uruguay’s Annual Report for 2007 on Form 18-K and all amendments thereto may be obtained in Luxembourg is Dexia Banque Internationale à Luxembourg.
Expenses
The expected expenses (excluding dealer manager compensation) in connection with the Invitation and the concurrent exchange offers are estimated at U.S.$300,000 in the aggregate.
Litigation
During the twelve months preceding the date of this prospectus, neither Uruguay nor any Uruguayan governmental agency is or has been involved in any litigation or arbitration or administrative proceedings or governmental proceedings (including any such proceedings which are pending or threatened of which the issuer is aware) which may have, or have had in the recent past, significant effects on Uruguay’s financial position. A United States court has confirmed the award of US$100 million plus certain ancillary expenses rendered against Uruguay by an arbitration panel in December 2004, in connection with a dispute regarding a February 2002 agreement relating to Banco Comercial. The prior shareholders of Banco Comercial who obtained this award may seek to enforce it.

Where You Can Find More Information
Uruguay has filed a registration statement with the SEC. You may request copies of this document, including all amendments thereto, the accompanying prospectus, any documents incorporated by reference into the registration statement and the various exhibits to these documents, free of charge, by contacting the Office of the Representative of the Ministry of Economy and Finance of the Republic of Uruguay, 1025 Connecticut Ave, N.W. Suite 902, Washington, D.C. 20036, United States.
Uruguay is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus supplement and the accompanying prospectus relate. When filed, these exhibits will be incorporated by reference into the registration statement. See “Incorporation by Reference” on page S-1 of this prospectus supplement. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Uruguay’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov and you may also read and copy these documents at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information.
You may inspect copies of the indenture and the forms of the New 2036 Global Bonds during normal business hours on any weekday (except public holidays) at the offices of the trustee.
Clearing
Application has been made for the New 2036 Global Bonds to clear through Euroclear, Clearstream, Luxembourg and DTC.

Annex A
ANNEX A: HYPOTHETICAL EXCHANGE OFFER CALCULATIONS

	A	B	A + B	C		D	E = C + D	G = E/F	G x 1,000 x H
				Purchase		Accrued	Purchase
				Price per	Days of	Interest per	Price +		New 2036
	Reference	Fixed	Purchase	$1,000 or	Accrued	$1,000 or	Accrued	Exchange	Global Bonds
Eligible Bond	Rate (1)	Spread (2)	Yield	€ 1,000 (3)	Interest	€ 1,000 (4)	Interest	Ratio (5)	Received (6)
USD 7.875% due 2008	2.92%	0.25%	3.17%	$1,016.41	52	$11.38	$1,027.79	0.9561	$956
USD 7.875% due 2009	3.39%	0.33%	3.72%	$1,028.70	105	$22.97	$1,051.67	0.9783	$978
USD 7.250% due 2009	3.45%	0.35%	3.80%	$1,027.44	66	$13.29	$1,040.73	0.9681	$968
USD 8.750% due 2010	3.74%	0.35%	4.09%	$1,086.45	18	$4.38	$1,090.83	1.0147	$1,014
USD 7.250% due 2011	3.95%	0.40%	4.35%	$1,070.49	145	$29.20	$1,099.69	1.0230	$1,022
USD 8.375% due 2011	4.12%	0.42%	4.54%	$1,113.22	104	$24.19	$1,137.41	1.0581	$1,058
USD 7.625% due 2012	4.19%	0.45%	4.64%	$1,096.16	170	$36.01	$1,132.17	1.0532	$1,053
USD 7.000% due 2013	4.39%	0.70%	5.09%	$1,079.26	99	$19.25	$1,098.51	1.0219	$1,021
USD 7.875% due 2014	4.50%	0.75%	5.25%	$1,127.71	105	$22.97	$1,150.68	1.0704	$1,070
USD 7.250% due 2014	4.52%	0.75%	5.27%	$1,098.24	66	$13.29	$1,111.53	1.0340	$1,034
USD 7.500% due 2015	4.60%	0.75%	5.35%	$1,119.45	115	$23.96	$1,143.41	1.0637	$1,063
USD 8.750% due 2015	4.62%	0.75%	5.37%	$1,193.74	18	$4.38	$1,198.12	1.1145	$1,114
EUR 7.000% due 2011	5.35%	0.40%	5.75%	€1,033.06	12	€2.30	€1,035.36	0.9631	$1,491
EUR 7.000% due 2012	5.39%	0.40%	5.79%	€1,025.88	288	€55.13	€1,081.01	1.0056	$1,401

	H
Currency	Exchange Rate
USD/EUR (1)	1.5484

				F
	New Bond Price	Days of	Accrued Interest	Full Price
New Bond	Per $1,000 (1)	Accrued Interest	per $1,000 (4)	Per $1,000
USD 7.625% due 2036	$1,051.89	109	$23.09	$1,074.98

(1)	As of June 20, 2008.

(2)	As provided herein.

(3)	The Purchase Price is calculated to be the price per $1,000 or €1,000, as the case may be, intended to result in a yield to maturity (or cash flow yield in the case of the EUR 7.000% 9/26/12 Bonds) equal to the sum of the Reference Rate and Fixed Spread, calculated in accordance with standard market practice, rounded to the nearest .01.

(4)	Accrued interest calculated in accordance with standard market practice (expressed, in the case of the in the case of the EUR 7.000% due 2012 per €1,000 current principal balance).

(5)	The sum of the Purchase Price and Accrued Interest per $1,000 or € 1,000 of the Eligible Bond series divided by the sum of the Purchase Price and Accrued Interest per $1,000 of the 2036 New Global Bond.

(6)	(a) For USD denominated Eligible Bonds, the Exchange Ratio multiplied by $1,000.

(b)   For EUR denominated Eligible Bonds, the Exchange Ratio multiplied by € 1,000 and multiplied by the USD/EUR Exchange Rate (and, in the case of the EUR 7.000% due 2012, multiplied by the amortization factor of 0.90).

A-1

THE ISSUER
República Oriental del Uruguay
c/o Ministry of Finance
Colonia 1089 — Third Floor
11100 Montevideo
República Oriental del Uruguay

EXCHANGE AGENT	LUXEMBOURG EXCHANGE AGENT	TRUSTEE, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYMENT AGENT

Citibank N.A.
Citigroup Centre, Canada Square
Canary Wharf
London E14 5LB
United Kingdom
Attention: Exchange Operations
Reference: Republic of
Uruguay Exchange Offer
Telephone: +44 20 7508 3867
Facsimile: +44 20 7508 3866
E-mail: exchange.gats@citigroup.com	Dexia Banque Internationale à Luxembourg, société anonyme 69 route d’Esch L — 2953 Luxembourg Attention: Transaction Execution Group Facsimile: +352 4590 4227 Telephone: +352 4590 1	The Bank of New York 101 Barclay Street, Floor 21W New York, New York 10286 United States
DEALER MANAGER
Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
United States of America
Attention: Liability Management Group
In the United States, call toll free:
+1 800 558-3745
Outside the United States, call collect:
+1 212 723-6108
LEGAL ADVISORS

To Uruguay as to U.S. law:	To Uruguay as to Uruguayan law:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States	Dr. Fernando Scelza Counsel to the Ministry of Economy and Finance of the Republic of Uruguay Colonia 1089 11100 Montevideo, Uruguay

To the Dealer Manager as to U.S. law: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States	To the Dealer Manager as to Uruguayan law: Guyer & Regules Plaza Independencia 811 11100 Montevideo Uruguay

República Oriental del Uruguay
The Information Agent for the Invitation is:
Global Bondholder Services Corporation
65 Broadway
Suite 723
New York, New York 10006
Attention: Corporate Actions
Banks and Brokers: +1-212-430-3774
Telephone (toll free): +1-866-873-5600
The Dealer Manager for the Invitation is:
Citigroup Global Markets Inc.
Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
United States of America

Attention: Liability Management Group
In the United States, call toll free:
+1 800-558-3745
Outside the United States, call collect:
+1 212-723-6108
June 24, 2008